Exhibit 10.1

STOCK PURCHASE AGREEMENT

BETWEEN

WEEKLY READER CORPORATION

and

PEARSON EDUCATION, INC.

Dated as of June 22, 2005

SALE OF AMERICAN GUIDANCE SERVICE, INC.

ARTICLE IV

Representations and Warranties of Purchaser

i

ii

SECTION 7.10.	Employment and Other Agreements	43
SECTION 7.11.	Retention Arrangements	43
SECTION 7.12.	No Third-Party Beneficiaries	43

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.	Termination	44
SECTION 8.02.	Effect of Termination	44
SECTION 8.03.	Amendments and Waivers	45

ARTICLE IX

Indemnification

SECTION 9.01.	Tax Indemnification	45
SECTION 9.02.	Other Indemnification	46
SECTION 9.03.	Indemnification Procedures	46
SECTION 9.04.	Limitations on Indemnification	49
SECTION 9.05.	Calculation of Losses	51

ARTICLE X

General Provisions

SECTION 10.01.	No Additional Representations; Survival of Representations	51
SECTION 10.02.	Assignment	52
SECTION 10.03.	No Third-Party Beneficiaries	52
SECTION 10.04.	Notices	52
SECTION 10.05.	Interpretation; Exhibits and Schedules; Certain Definitions	53
SECTION 10.06.	Counterparts	57
SECTION 10.07.	Entire Agreement	57
SECTION 10.08.	Severability	58
SECTION 10.09.	Consent to Jurisdiction	58
SECTION 10.10.	Governing Law	58
SECTION 10.11.	Waiver of Jury Trial	58
SECTION 10.12.	Specific Performance	58

Exhibits

Exhibit A Form of Transitional Services Agreement
Exhibit B Form of Legal Opinion of Faegre & Benson LLP
Exhibit C Form of Legal Opinion of Cravath, Swaine & Moore LLP
Exhibit D Form of Legal Opinion of Morgan, Lewis & Bockius LLP

iii

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of June 22, 2005 (this “Agreement”), among WEEKLY READER CORPORATION, a Delaware corporation (“Seller”), and Pearson Education, Inc., a Delaware corporation (“Purchaser”).

Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, all the issued and outstanding shares of Class A Common Stock, par value $0.01 per share (the “Shares”), of American Guidance Service, Inc., a Minnesota corporation (the “Company”).

Certain terms used in this Agreement are defined in Section 10.05(b). Section 10.05(c) identifies other Sections of this Agreement in which capitalized terms used in this Agreement are defined. Accordingly, the parties hereby agree as follows:

ARTICLE I

Purchase and Sale of Shares; Closing

SECTION 1.01.   Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase from Seller, the Shares for an aggregate purchase price of $270,000,000 (the “Purchase Price”), payable as set forth below in Section 1.02 and subject to adjustment as provided in Section 1.04. The purchase and sale of the Shares is referred to in this Agreement as the “Acquisition”.

SECTION 1.02.   Closing Date. The closing of the Acquisition (the “Closing”) shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019, at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted, the waiver) of the conditions set forth in Section 6.01, or, if on such day any condition set forth in Section 6.02 or 6.03 has not been satisfied (or, to the extent permitted, waived by the party entitled to the benefit thereof), as soon as practicable after all the conditions set forth in Article VI have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Seller and Purchaser. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

SECTION 1.03.   Transactions To Be Effected at the Closing. At the Closing:

(a)   Seller shall deliver to Purchaser certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer; and

(b)   Purchaser shall deliver to Seller payment, by wire transfer to a bank account designated in writing by Seller (such designation to be made at least two business days prior to the Closing Date), immediately available funds in an amount equal to the Purchase Price, plus or minus an estimate, prepared by Seller, in consultation with Purchaser, and delivered to Purchaser at least five business days prior to the Closing Date, of any adjustment to the Purchase Price under clauses (i) or (ii) of Section 1.04(c) (the Purchase Price plus or minus such estimate of any adjustment under Section 1.04 being hereinafter called the “Closing Date Amount”). Prior to delivery of such estimate, Purchaser shall be permitted to review the working papers relating to such estimate and Seller shall provide Purchaser reasonable access to the personnel, properties, books and records of Seller relevant for such purpose.

SECTION 1.04.   Purchase Price Adjustment. (a)  (i) Within 30 days after the Closing Date, Seller shall prepare and deliver to Purchaser an unaudited consolidated balance sheet of the Company as of the close of business on the day immediately preceding the Closing Date and a statement (the “Seller Statement”) setting forth Tangible Net Worth as of the close of business on the day immediately preceding the Closing Date (“Closing Tangible Net Worth”) and Accounts Receivable as of the close of business on the day immediately preceding the Closing Date (“Closing Accounts Receivable”), together with a certificate of Seller that the Seller Statement has been prepared in compliance with the requirements of this Section 1.04. Purchaser shall assist, and shall cause the Company and the Subsidiaries to assist, Seller in the preparation of the Seller Statement and shall provide Seller reasonable access to the personnel, properties, books and records of the Company and the Subsidiaries relevant for such purpose. Purchaser and Purchaser’s independent auditors may participate in the preparation of the Seller Statement; provided, however, that Purchaser acknowledges that Seller shall have the primary responsibility and authority for preparing the Seller Statement.

(ii)   If the Closing occurs prior to 11:59 p.m. on July 22, 2005, on or prior to August 15, 2005, Purchaser shall prepare and deliver to Seller a statement (the “Purchaser Statement” and, together with the Seller Statement, collectively the “Statements” and individually a “Statement”), setting forth Accounts Receivable as of the close of business on July 29, 2005 (the “July 29 A/R Amount”), together with a certificate of Purchaser that the Purchaser Statement has been prepared in compliance with the requirements of this Section 1.04. The parties acknowledge that the July 29 A/R Amount set forth in the Purchaser Statement may be based on Purchaser’s assumption that the amount of the Closing Accounts Receivable as reflected in the Company’s books and records on the Closing Date or in the Seller Statement, as applicable, is correct and that in any Notice of Disagreement which may be delivered by the Purchaser pursuant to paragraph (b) below, Purchaser may revise its calculation of the July 29 A/R Amount to reflect the effect thereon of any disagreement raised by Purchaser with respect to the Closing Accounts Receivable as set forth in the Seller Statement. Seller and Seller’s independent auditors may participate in the preparation of the Purchaser Statement; provided, however, that Seller acknowledges that Purchaser shall have the primary responsibility and authority for preparing the Purchaser Statement.

(b)   During the 30-day period following the later of the date of Purchaser’s receipt of the Seller Statement and the date of Seller’s receipt of the Purchaser Statement (such later date, the “Trigger Date”), each party and its independent auditors shall be permitted to review the working papers relating to the Statement prepared by the other party and each party shall provide to the other party and its independent auditors reasonable access to its personnel, properties, books and records relevant for such purpose. Each Statement shall become final and binding upon the parties on the 30th day following the Trigger Date, unless the party that received such Statement gives written notice of its disagreement with such Statement (a “Notice of Disagreement”) to the party that prepared such Statement prior to such 30th day following the Trigger Date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, (ii) only include disagreements based on mathematical errors or (A) in the case of a disagreement by Purchaser with the Seller Statement, based on Closing Tangible Net Worth or Closing Accounts Receivable not being calculated in accordance with this Section 1.04 (and Purchaser may revise its calculation of the July 29 A/R Amount set forth originally in the Purchaser Statement to reflect the effect thereon of any such disagreement with respect to the calculation of Closing Accounts Receivable set forth in the Seller Statement), or (B) in the case of a disagreement by Seller with the Purchaser Statement, based on the July 29 A/R Amount not being calculated in accordance with this Section 1.04, and (iii) be accompanied by a certificate of such party that it has complied with Section 1.04(e). If a Notice of Disagreement with respect to either Statement is received by the party that prepared such Statement in a timely manner, then such Statement (as revised in accordance with this sentence) shall become final and binding upon Seller and Purchaser on the earlier of (A) the date Seller and Purchaser resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Seller and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. During such period the party that prepared the relevant Statement and its auditors shall have access to the personnel, properties, books and records of the party that delivered the Notice of Disagreement and the working papers of such party (and, if they have participated in such party’s preparation of the Notice of Disagreement, the working papers of such party’s auditors prepared in connection with their review of the Notice of Disagreement). At the end of such 30-day period, Seller and Purchaser shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be Ernst & Young LLP or, if such firm is unable or unwilling to act or has at that time or at any time within the preceding twelve months had any not insignificant retention by either Purchaser or Seller or their affiliates, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing (if the parties are unable to agree, Seller and Purchaser shall each select a nationally recognized independent public accounting firm and those two firms shall select a third such firm, in which event the “Accounting Firm” shall mean the third such firm). Seller and Purchaser shall instruct the Accounting Firm to render its decision by selecting either the position of Seller or Purchaser as to each matter submitted to the Accounting Firm, and the Accounting Firm shall not be permitted to reach a decision as to any matter other than the position of Seller or Purchaser. Seller and Purchaser agree to use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days following submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. Except as provided in the next sentence, the cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 1.04 shall be borne by Purchaser and Seller in inverse proportion as they may prevail on the value of the matters determined by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted to it. The fees and disbursements of Seller’s independent auditors incurred in connection with their review of the Statements and preparation, review or resolution of any Notice of Disagreement shall be borne by Seller, and the fees and disbursements of Purchaser’s independent auditors incurred in connection with their review of the Statements and the preparation, review or resolution of any Notice of Disagreement shall be borne by Purchaser.

(c)    The Purchase Price shall be (i) increased by the amount by which Closing Tangible Net Worth exceeds $27,661,000 (the “TNW Amount”), provided that the Purchase Price shall not be increased by more than $3,750,000 pursuant to this clause (i), (ii) decreased by the amount by which Closing Tangible Net Worth is less than the TNW Amount, and (iii) if the Closing occurs prior to 11:59 p.m. on July 22, 2005, increased by the Applicable Percentage of the amount by which the July 29 A/R Amount exceeds Closing Accounts Receivable, provided that the Purchase Price shall not be increased by more than $2,500,000 pursuant to this clause (iii) (the Purchase Price as so increased or decreased pursuant to clauses (i), (ii) and (iii) shall hereinafter be referred to as the “Adjusted Purchase Price”).  If the Closing Date Amount is less than the Adjusted Purchase Price, Purchaser shall, and if the Closing Date Amount is more than the Adjusted Purchase Price, Seller shall, within 10 business days after the first date on which both Statements have become final and binding on the parties, make payment by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A. as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from (x) the Closing Date to the date of payment, in the case of any such difference attributable to the difference between Seller’s estimate delivered prior to the Closing pursuant to Section 1.03(b) of the adjustments set forth in clauses (i) and (ii) of the foregoing sentence and the final determination thereof, and (y) from July 29, 2005 to the date of payment, in the case of any such difference attributable to the adjustment set forth in clause (iii) of the foregoing sentence.

(d)    The term “Tangible Net Worth” means Total Tangible Assets minus Total Liabilities. The term “Total Tangible Assets” means the consolidated total assets of the Company and its consolidated subsidiaries after deducting consolidated goodwill and other intangible assets, net, of the Company and its consolidated subsidiaries, the term “Total Liabilities” means the consolidated total liabilities of the Company and its consolidated subsidiaries, and the term “Accounts Receivable” means the consolidated accounts receivable (net of allowance for doubtful accounts and sales returns) of the Company and its subsidiaries, in each case calculated in the same way, using the same methodologies, practices, accounting applications, assumptions and method of applying estimates, as such line items on the Audited Balance Sheet (whether or not doing so is in accordance with United States generally accepted accounting principles (“GAAP”)), except that (i) amounts attributable to Income Taxes for the Pre-Closing Tax Period, cash and cash equivalents, indebtedness and other accounts payable owing to Seller or any of its affiliates, accounts receivable owing from Seller or any of its affiliates and amounts attributable to the Retention Program shall be excluded in determining Total Tangible Assets and Total Liabilities and (ii) the reserve for Pre-Closing Health Care Claims will equal $1,100,000 in determining Total Liabilities. The accrued pension liability included in the Total Liabilities set forth in the Statement shall be no less than the unfunded Accumulated Benefit Obligation, within the meaning of Statement of Financial Accounting Standards 87, as reflected in the Audited Balance Sheet plus any accruals for the net periodic benefits less any contributions made during the period from January 1, 2005 to the Closing Date, and such liability shall not be reduced by any unamortized or accumulated amounts. Solely for purposes of determining the July 29 A/R Amount, the allowance for doubtful accounts and sales returns used to calculate Closing Accounts Receivable shall be carried forward without change to calculate the July 29 A/R Amount. The foregoing principles are referred to in this Agreement as the “Balance Sheet Principles”. The parties agree that the adjustments contemplated by this Section 1.04 are intended to be based on Tangible Net Worth as of the close of business on the day immediately preceding the Closing Date and Accounts Receivable as of the close of business on each of the day immediately preceding the Closing Date and July 29, 2005, measured, in the case of Tangible Net Worth, using component items calculated in the same way as such component items were calculated on the Audited Balance Sheet and, in the case of Accounts Receivables, calculated in the same way as Accounts Receivable are calculated on the Audited Balance Sheet (except that in the case of the July 29 A/R Amount, the allowance for doubtful accounts and sales returns used to calculate Closing Accounts Receivable shall be carried forward without change to calculate the July 29 A/R Amount), and, accordingly, any items on or omissions from the Audited Balance Sheet that are based upon errors of fact or mathematical errors or that are not in accordance with GAAP shall be carried forward for purposes of calculating Closing Tangible Net Worth, Closing Accounts Receivable and the July 29 A/R Amount. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether such calculation was done in accordance with the Balance Sheet Principles, and whether there were mathematical errors in the applicable Statement, and the Accounting Firm is not to make any other determination, including any determination as to whether GAAP was followed for the Audited Balance Sheet or the applicable Statement or as to whether the TNW Amount is correct. Schedule 1.04(d) sets forth an illustrative calculation of Tangible Net Worth as of December 31, 2004.

The term “Applicable Percentage” means the percentage set forth in the table below under the column heading “Applicable Percentage” opposite the period or the date set forth in the table below during or on which the Closing occurs:

Period or Date	Applicable Percentage
On or prior to July 12, 2005	80%
July 13, 2005	75%
July 14, 2005	70%
July 15, 2005	65%
July 16, 2005	65%
July 17, 2005	65%
July 18, 2005	60%
July 19, 2005	55%
July 20, 2005	50%
July 21, 2005	45%
July 22, 2005	40%
July 23, 2005 and thereafter	0%

(e)   During the period from and after Closing through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Purchaser shall not, and from the date hereof until Closing, Seller shall not (except (i) in each case as required by GAAP and (ii) in the case of Purchaser, as required by Purchaser accounting policies and practices at the time, provided in the case of this clause (ii) that such actions do not make impossible or impracticable the calculation of any adjustment to the Purchase Price as contemplated by this Section 1.04), take any action with respect to the accounting books and records of the Company on which either Statement is to be based that are not consistent with the Company’s past practices. Without limiting the generality of the foregoing, during such periods no changes shall be made in any reserve or other account existing as of the date of the Audited Balance Sheet except as a result of events occurring after the date of the Audited Balance Sheet and, in such event, only in a manner consistent with past practices and as required by GAAP. Purchaser shall cause the Company and the Subsidiaries to cooperate in the preparation of the Seller Statement, including providing customary certifications, including management representation letters, to Seller’s independent auditors. If the Closing occurs prior to 11:59 p.m. on July 22, 2005, from the Closing to the close of business on July 29, 2005, Purchaser shall cause Accounts Receivable management and collection to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted.

(f)   During the period of time from and after the Closing Date through the resolution of any adjustment to the Purchase Price contemplated by this Section 1.04, Purchaser shall afford, and shall cause the Company to afford, to Seller and any accountants, counsel or financial advisers retained by Seller in connection with any adjustment to the Purchase Price contemplated by this Section 1.04, reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company and the Subsidiaries relevant to the adjustment contemplated by this Section 1.04.

ARTICLE II

Representations and Warranties
Relating to Seller and the Shares

Except as set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”) in accordance with Section 10.05(a), Seller hereby represents and warrants to Purchaser as follows:

SECTION 2.01.   Organization, Standing and Power. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets, including the Shares, and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which have not had and would not be reasonably likely to have a material adverse effect on the ability of Seller to consummate the Acquisition (a “Seller Material Adverse Effect”).

SECTION 2.02.   Authority; Execution and Delivery; Enforceability. Seller has full corporate power and authority to execute this Agreement and the other agreements and instruments to be executed and delivered in connection with this Agreement (the “Ancillary Agreements”) to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Seller has duly executed and delivered this Agreement and at or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 2.03.   No Conflicts; Consents. Except as set forth in Schedule 2.03, the execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Seller under, any provision of (i) the certificate of incorporation or by-laws of Seller, (ii) any contract, lease, license, indenture or other agreement (a “Contract”) to which Seller is a party or by which any of its properties or assets is bound or (iii) any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation or other pronouncement of a

Governmental Entity having the effect of law (“Applicable Law”) applicable to Seller or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect. No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”), is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (B) compliance with and filings under Section 13(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), (C) filings of termination statements and mortgage releases in connection with the release by the lenders under the Credit Facilities of all Liens securing the Credit Facilities upon the Shares and the assets of the Company and the Subsidiaries, and (D) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 2.04.   The Shares. Seller has good and valid title to the Shares, free and clear of all Liens except as set forth in Schedule 2.04. Assuming Purchaser has the requisite power and authority to be the lawful owner of the Shares, upon delivery to Purchaser at the Closing of certificates representing the Shares, duly endorsed by Seller for transfer to Purchaser, and upon Seller’s receipt of the Closing Date Amount, good and valid title to the Shares will pass to Purchaser, free and clear of any Liens, other than those arising from acts of Purchaser or its affiliates. Other than this Agreement, except as set forth in Schedule 2.04, the Shares are not subject to any voting trust agreement or other Contract restricting or otherwise relating to the voting, dividend rights or disposition of such Shares.

ARTICLE III

Representations and Warranties
Relating to The Company

Except as set forth on the Disclosure Schedule in accordance with Section 10.05(a), Seller hereby represents and warrants to Purchaser as follows:

SECTION 3.01.   Organization and Standing; Books and Records.  (a) Schedule 3.01(a) sets forth a list of each subsidiary of the Company (each, a “Subsidiary”). Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdiction is set forth in Schedule 3.01(a). Each of the Company and the Subsidiaries has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which has not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and the Subsidiaries is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. A list of the jurisdictions in which the Company and the Subsidiaries are so qualified is set forth in Schedule 3.01(a).

(b)   The Company has delivered to Purchaser true and complete copies of (i) the certificate of incorporation and by-laws, each as amended to date, of the Company and (ii) the comparable governing instruments, each as amended to date, of each Subsidiary.

SECTION 3.02.   Capital Stock of the Company and the Subsidiaries.  (a) The authorized capital stock of the Company consists of (i) 10,000,000 shares of Class A Common Stock, par value $.01 per share, of which 2,137,591 shares, constituting the Shares, are issued and outstanding, (ii) 1,000,000 shares of Class B Common Stock, par value $.01 per share, which are unissued and (iii) 5,000,000 shares of Class C Common Stock, par value $.01 per share, which are unissued. Except for the Shares, there are no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. Schedule 3.02(i) sets forth for each Subsidiary the amount of its authorized capital stock or other equity interests, the amount of its outstanding capital stock or other equity interests and the record and beneficial owners of its outstanding capital stock or other equity interests. Except as set forth in Schedule 3.02(a), there are no shares of capital stock or other equity interests of any Subsidiary issued, reserved for issuance or outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Minnesota Business Corporation Act, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. All the outstanding shares of capital stock or other equity interests of each Subsidiary have been duly authorized and validly issued, are fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Minnesota Business Corporation Act, the Delaware General Corporation Law or any other Applicable Law, the certificate of incorporation or by-laws (or comparable governing instruments) of such Subsidiary or any Contract to which such Subsidiary is a party or otherwise bound. The Company has good and valid title to all such shares and interests, free and clear, except as set forth in Schedule 3.02(a), of all Liens. There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares or shares of capital stock of or other equity interests of any Subsidiary may vote (“Voting Company Debt”). There are no outstanding options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units or Contracts to which the Company or any Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Subsidiary or any Voting Company Debt, (ii) obligating the Company or any Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security or Contract or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Shares or any such capital stock or other equity interests.

(b)   Except for its interests in the Subsidiaries, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest or other equity interest in any person.

SECTION 3.03.   No Conflicts; Consents. The execution and delivery by Seller of this Agreement do not, the execution and delivery by Seller of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Seller with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the certificate of incorporation or by-laws (or the comparable governing instruments) of the Company or any Subsidiary, (ii) any Contract to which the Company or any Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to the Company or any Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. No material Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) of the Exchange Act, (C) filings of termination statements and mortgage releases in connection with the release by the lenders under the Credit Facilities of all Liens securing the Credit Facilities upon the Shares and the assets of the Company and the Subsidiaries, and (D) those that may be required solely by reason of Purchaser’s (as opposed to any other third party’s) participation in the Acquisition and the other transactions contemplated hereby and by the Ancillary Agreements.

SECTION 3.04.   Financial Statements. (a)  Schedule 3.04(a) sets forth the audited consolidated balance sheet of the Company as of December 31, 2004 (the “Audited Balance Sheet”) and the audited consolidated statements of income and cash flows of the Company for the year ended December 31, 2004 together with the report thereon from Deloitte & Touche LLP (such financial statements, the “Audited Financial Statements”). The Audited Financial Statements have been prepared in conformity with GAAP consistently applied (except in each case as described in the notes thereto) and on that basis fairly present the consolidated financial condition, results of operations and cash flows of the Company as of and for the year ended December 31, 2004.

(b)   Schedule 3.04(b) sets forth the unaudited consolidated balance sheet of the Company as of March 31, 2005 (the “Unaudited Balance Sheet”) and the unaudited consolidated statements of income and cash flows of the Company for the three months ended March 31, 2005 (such financial statements, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in conformity with GAAP consistently applied (except as described in the notes thereto) and on that basis fairly presents (subject to normal, recurring year-end audit adjustments) the consolidated financial condition and results of operations of the Company as of and for the three months ended March 31, 2005.

(c)   The Company and the Subsidiaries do not have any liabilities or obligations of a nature required by GAAP to be reflected on a consolidated balance sheet of the Company or in the notes thereto that have had or would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect, except (i) as disclosed, reflected or reserved against in the Audited Balance Sheet and the notes thereto or in the Unaudited Balance Sheet, (ii) for items set forth in Schedule 3.04(c) and (iii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Balance Sheet and not in violation of this Agreement.

(d)   The Company and the Subsidiaries maintain accurate books and records reflecting their respective material assets and liabilities and maintain proper and adequate internal accounting controls which are intended to provide assurance that: (i) material transactions are executed with management’s authorization; (ii) material transactions are recorded as necessary to permit preparation of the consolidated financial statements of WRC Media Inc. (“Seller Parent”) and to maintain accountability for Seller Parent’s consolidated assets; (iii) access to Seller Parent’s material assets is permitted only in accordance with management’s authorization; and (iv) the reporting of Seller Parent’s material assets is compared with existing assets at regular intervals.

SECTION 3.05.   Assets Other than Real Property Interests, Intellectual Property and Contracts. (a) The Company or a Subsidiary has good and valid title to all the assets reflected on the Unaudited Balance Sheet or thereafter acquired, other than those disposed of since the date of the Unaudited Balance Sheet in the ordinary course of business consistent with past practice, in each case free and clear of all mortgages, liens, security interests, easements, leases, subleases, rights of way, options or encumbrances of any kind (collectively, “Liens”), except (i) such Liens as are set forth in Schedule 3.05(a), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, Liens arising under original purchase price conditional sales contracts and equipment leases with third parties and Liens for Taxes that are not due and payable or that may thereafter be paid without penalty and (iii) Liens the existence of which is referred to in the notes to the Audited Balance Sheet (the Liens described in clauses (ii) and (iii) above, together with the Liens referred to in clause (ii) of Section 3.06, are referred to collectively as “Permitted Liens”).

(b)   This Section 3.05 does not relate to real property or interests in real property, such items being the subject of Section 3.06, to Intellectual Property, such items being the subject of Section 3.07, or to Contracts, such items being the subject of Section 3.08.

SECTION 3.06.   Real Property. Neither the Company nor any of the Subsidiaries owns any real property or interests in real property in fee. Schedule 3.06 sets forth a complete list of all real property and interests in real property leased by the Company or any Subsidiary (individually, a “Leased Property”, and the lease, sublease or other agreement pursuant to which it is occupied by the Company or the applicable Subsidiary, and all amendments thereto, individually, a “Lease”). The Company or the applicable Subsidiary has good and valid title to the leasehold estates in the Leased Property created by the Leases, subject to (i) Permitted Liens, (ii) other imperfections of title or encumbrances, if any, that do not materially impair, and could not reasonably be expected materially to impair, the continued use and operation of the assets to which they relate in the conduct of the business of the Company and the Subsidiaries as presently conducted, (iii) subleases and similar agreements also listed in Schedule 3.06 and (iv) Liens that have been placed by any developer, landlord or other third party on any Leased Property and subordination or similar agreements relating thereto. Neither the Company nor any Subsidiary has granted a Lien on its leasehold estate in any Leased Property, other than any Lien granted in such Lease to the landlord thereunder for any rent which may become delinquent. True and complete copies of the Leases have been made available to Purchaser for review. Except as set forth in Schedule 3.06, all of the Leases are valid, binding and in full force and effect in all material respects and are enforceable by the Company or the applicable Subsidiary in accordance with their terms subject, as to enforcement, to applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting creditors’ rights generally and to general equitable principles. Except as set forth in Schedule 3.06 Seller, as of the date of this Agreement the Company and the Subsidiaries have performed all material obligations required to be performed by them under the Leases and are not in material default under any Lease, and to the knowledge of Seller, no other party to any Lease is in material default thereunder. Each Leased Property is in materially good condition and repair, ordinary wear and tear excepted.

SECTION 3.07.   Intellectual Property. (a) Schedule 3.07 sets forth a true and complete list of all material Intellectual Property, used by the Company or any Subsidiary (the “Company Intellectual Property”). With respect to any Company Intellectual Property that is registered by the Company or any Subsidiary or subject to an application for registration filed by the Company or any Subsidiary (“Company-Owned Intellectual Property”), Schedule 3.07 sets forth a list of the owner, the title or mark, registration or application number, and the jurisdiction where registered or sought to be registered. The Company or a Subsidiary is the owner or licensee of, and/or has the right to use in the ordinary course of its business, without payment to any other person in the case of Company-Owned Intellectual Property (except as set forth in Schedule 3.07), all the Company Intellectual Property and the consummation of the Acquisition and the other transactions contemplated hereby does not and will not conflict with, alter or impair any such rights.

(b)   Except as set forth on Schedule 3.07:

(i)   The Company and the Subsidiaries are the sole owners of, and have all right, title and interest in and to, all of the Company-Owned Intellectual Property and all material unregistered Intellectual Property of the Company and the Subsidiaries, free and clear of all Liens (other than Permitted Liens.

(ii)   All material unexpired registrations and applications for the Company-Owned Intellectual Property listed on Schedule 3.07 are valid and in full force and effect, as applicable; all necessary registration, maintenance and/or renewal fees in connection therewith have been paid; all necessary documents and certificates in connection therewith have been filed with the relevant agencies; and all known material defects or errors in record title have been corrected.

(iii)   There are no settlements, forbearances to sue, consent judgments or orders, co-existence agreements or similar obligations, other than license agreements entered into in the ordinary course of business, that restrict any rights of the Company or the Subsidiaries to use the Company Intellectual Property or restrict the business of the Company and the Subsidiaries which were entered into or undertaken to accommodate the Intellectual Property rights of any other person.

(c)   The Company and the Subsidiaries have taken reasonable security measures to protect and preserve the confidentiality and value of their Confidential Information.

(d)   The Software used by the Company and the Subsidiaries for their internal operations does not use any material amount of open source Software.

(e)   Except (i) as set forth in Schedules 3.07 and 3.08, (ii) for nonexclusive licenses to end-users and permissions to quote issued in the ordinary course of business and (iii) for licenses between the Company and one or more Subsidiaries: (x) neither the Company nor any of the Subsidiaries has granted any material license of any kind relating to Company Intellectual Property or the marketing or distribution thereof; (y) neither the Company nor any of the Subsidiaries is bound by or a party to any material Contract relating to the Intellectual Property of any other person for the use of such Intellectual Property in the conduct of the business of the Company and the Subsidiaries, except for license agreements relating to Software licensed to the Company or a Subsidiary in the ordinary course of business, and works published under license as opposed to pursuant to a grant or assignment of rights; (z) to the knowledge of Seller, the conduct of the business of the Company and the Subsidiaries as presently conducted does not violate, conflict with or infringe in any material respect the Intellectual Property of any other person, and no person is engaging in any activity that infringes in any material respect any Company Intellectual Property; (xx) no claims are pending against the Company or any Subsidiary by any person with respect to the ownership, validity, enforceability, effectiveness or use in the business of the Company and the Subsidiaries of any Company Intellectual Property and (yy) during the past twelve months none of Seller, the Company or the Subsidiaries has received any written communication alleging that the Company or any Subsidiary infringed any rights relating to Intellectual Property of any person.

(f)   To the knowledge of Seller, no product, service, publication or advertising, marketing or promotional material of the Company or the Subsidiaries includes any defamatory statement or material that violates any rights of publicity or privacy of any person.

(g)   Definitions.

(i)   In this Agreement “Intellectual Property” means any patent (including all reissues, divisions, continuations and extensions thereof), patent application, patent right, trademark, trademark registration, trademark application, service mark, service mark application, service mark registration, trade dress, logo, trade name, business name, brand name, copyright, copyright registration or domain name, including any goodwill associated with any of the foregoing, Confidential Information, Software, web site content, database or any right to any of the foregoing.

(ii)   In this Agreement “Software” means all computer software of any nature whatsoever (including system software, application software, utility software, web sites, security software, programming software, middleware and firmware, modules and data files), in object and/or source code form as applicable.

(iii)   In this Agreement “Confidential Information” means confidential and proprietary information, trade secrets, know-how, discoveries and inventions (whether patentable or unpatentable and whether or not reduced to practice), models, algorithms, processes and techniques, research and development information, customer lists, supplier lists, ideas, technical data, designs, drawings and specifications, to the extent any or all of the foregoing are not generally known in the industry.

SECTION 3.08.   Contracts. (a) Except as set forth in Schedule 3.08(a), neither the Company nor any Subsidiary is a party to or bound by any:

(i)   employment agreement or consulting agreement with a natural person that in either case has an aggregate future liability in excess of $75,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $75,000;

(ii)   collective bargaining agreement or other contract with any labor organization, union or association;

(iii)   Contract containing a covenant not to compete, or other covenant restricting the development, manufacture, marketing or distribution of products and services of the Company or any Subsidiary, that limits the conduct of the business of the Company and its Subsidiaries as presently conducted (other than limitations or restrictions applicable to goods, services or rights to any Intellectual Property procured pursuant to such Contract);

(iv)   Contract with (A) Seller or any affiliate of Seller (other than the Company or a Subsidiary), (B) any person who since January 1, 2000 has been an officer, director or employee of the Company, a Subsidiary, Seller or any affiliate of Seller (other than employment agreements or consulting agreements with natural persons covered by clause (i) above) or (C) PRIMEDIA Inc.;

(v)   lease, sublease or similar Contract with any person (other than the Company or a Subsidiary) under which the Company or a Subsidiary is a lessor or sublessor of, or makes available for use to any person (other than the Company or a Subsidiary), (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Company or a Subsidiary;

(vi)   lease, sublease or similar Contract with any person (other than the Company or a Subsidiary) under which (A) the Company or a Subsidiary is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any person or (B) the Company or a Subsidiary is a lessor or sublessor of, or makes available for use by any person, any tangible personal property owned or leased by the Company or a Subsidiary, in any such case which has an aggregate future liability or receivable, as the case may be, in excess of $250,000 (exclusive of any indemnity obligation) and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

(vii)   (A) continuing Contract for the future purchase of materials, supplies or equipment (other than purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), (B) management, service, consulting or other similar Contract or (C) advertising Contract, in any such case which has a minimum or fixed aggregate liability to any person (other than the Company or a Subsidiary) over the life of the Contract in excess of $100,000 and is not terminable by the Company or a Subsidiary by notice of not more than 60 days for a cost of less than $100,000;

(viii)   license, sublicense, option or other agreement relating in whole or in part to the Company Intellectual Property (including any license or other agreement under which the Company or a Subsidiary is licensee or licensor of any Intellectual Property) other than licenses, sublicenses, options and other agreements entered into in the ordinary course of business consistent with past practice;

(ix)   Contract under which the Company or a Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of indebtedness for borrowed money to, any person (other than the Company or a Subsidiary) or any other note, bond, debenture or other evidence of indebtedness for borrowed money of the Company or a Subsidiary (other than in favor of the Company or a Subsidiary);

(x)   Contract (including any so-called take-or-pay or keepwell agreements) under which (A) any person other than the Company or a Subsidiary, has guaranteed indebtedness, liabilities or obligations of the Company or a Subsidiary or (B) the Company or a Subsidiary has guaranteed indebtedness, liabilities or obligations of any person, other than the Company or another Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xi)   Contract under which the Company or a Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or a Subsidiary and other than extensions of trade credit in the ordinary course of business), in any such case which, individually, is in excess of $100,000;

(xii)   material Contract granting a Lien upon any Leased Property or any other asset, which Lien is not set forth in Schedule 3.05(a) or Schedule 3.06;

(xiii)   Contract providing for indemnification of any person with respect to liabilities relating to any former business of the Company, a Subsidiary or any predecessor person (other than any Contract to purchase insurance for the benefit of any person);

(xiv)   Contract for the sale of any asset of the Company or a Subsidiary (other than inventory sales in the ordinary course of business) or the grant of any preferential rights to purchase any such asset or requiring the consent of any party to the transfer thereof, other than any such Contract entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;

(xv)   Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving the payment or receipt over the life of such Contract in excess of $100,000 by the Company or a Subsidiary; or

(xvi)   joint venture or partnership Contract (regardless of legal form).

(b)   All Contracts listed in Schedule 3.08(a) (the “Company Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally, general principles of equity and the discretion of courts in granting equitable remedies), except to the extent any such Contract has expired pursuant to its terms and except for such failures to be valid, binding, in full force and effect or enforceable that have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company or the applicable Subsidiary has performed all obligations required to be performed by it to date under the Company Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder and, to the knowledge of Seller, no other party to any Company Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any respect thereunder, except for such noncompliance, breaches and defaults that have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. Complete and correct copies of all material Company Contracts, together with all modifications and amendments thereto, have been made available to Purchaser.

SECTION 3.09.   Insurance. The insurance policies maintained with respect to the Company and the Subsidiaries and their respective assets and properties are set forth on Schedule 3.09. All such policies are in full force and effect (other than those expiring pursuant to their terms which have been replaced prior to expiration), all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced prior to the date of such cancellation. Purchaser acknowledges that all such insurance policies will terminate effective as of the close of business on the Closing Date and that such termination shall not constitute a breach of this Section 3.09 or Section 5.01.

SECTION 3.10.   Taxes. (a)  For purposes of this Agreement:

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to, (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

“Post-Closing Tax Period” shall mean any taxable period (or portion thereof) that begins on or after and ends after the Closing Date.

“Pre-Closing Tax Period” shall mean all taxable periods (or portions thereof) beginning before and ending on or before the Closing Date.

“Tax” or “Taxes” shall mean all Federal, foreign, state, county, local, municipal and other taxes, assessments, duties or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, payroll, employment, excise, premium, property, customs, net worth, capital gains, transfer, stamp, documentary, social security, environmental, alternative minimum, occupation, recapture and other taxes, and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any Contract with respect to Taxes.

“Tax Return” or “Tax Returns” shall mean all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any related or supporting information with respect to any of the foregoing, filed or to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes.

“Taxing Authority” shall mean any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.

(b)   (i) The Company and each Subsidiary, and any affiliated group, within the meaning of Section 1504 of the Code, and any affiliated, consolidated, combined, unitary or similar group for Tax purposes other than federal Income Tax purposes of which the Company or any Subsidiary is a member (any such group, for federal Income Tax or other Tax purposes, an “Affiliated Group”), has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax Returns required to be filed by the Code or by other applicable Tax laws, (ii) all such Tax Returns are correct and complete in all material respects to the extent they relate to the Company and the Subsidiaries, (iii) all material Taxes relating to the Company and the Subsidiaries with respect to taxable periods covered by such material Tax Returns, and all other material Taxes for which the Company or any Subsidiary is liable, whether or not reflected on a Tax Return, have been timely paid in full or will be timely paid in full by the due date thereof and the provision for Taxes due (as opposed to any reserve for deferred Taxes established to reflect temporary differences between book and Tax income) on the most recent audited financial statements for the Company reflect an adequate reserve for all Taxes payable by the Company and the Subsidiaries for all taxable periods and portions thereof through the date of such financial statements, (iv) there are no material Liens for Taxes with respect to any of the assets or properties of the Company or any Subsidiary and (v) the Company and the Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, creditor, independent contractor, shareholder, affiliate, customer, supplier or other third party.

(c)   As of the date hereof, no material Tax Return of the Company, any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is a member is under audit or examination by any Taxing Authority, and no written or unwritten notice of such an audit or examination has been received by the Company or any Subsidiary. No issues relating to Taxes were asserted in writing by any Taxing Authority in any completed or current audit or examination that would reasonably be expected to recur in a later taxable period. Neither the Company nor any Subsidiary (or any Affiliated Group of which the Company or any Subsidiary is a member) has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a “potentially abusive tax shelter” within the meaning of Section 6112(b) of the Code.

(d)   Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any Subsidiary (including Taxes attributable to an Affiliated Group) by any Taxing Authority has been timely paid. The relevant statute of limitations is closed with respect to the Federal Tax Returns of the consolidated group of which the Company is a member for all years through 1999.

(e)   There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any material Tax Returns required to be filed with respect to any Affiliated Group of which the Company or any Subsidiary is a member.

(f)   Seller is not a “foreign person” within the meaning of Section 1445 of the Code. Neither the Company nor any Subsidiary: (i) has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could require it to make any payments, that are not deductible under Section 280G of the Code; (ii) is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; (iii) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code; (iv) is a party to any joint venture, partnership or other arrangement that is treated as a partnership for federal Income Tax purposes; (v) has received or is subject to any written ruling of a Taxing Authority related to Taxes or has entered into any written and legally binding agreement with a Taxing Authority relating to Taxes; or (vi) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There are no accounting method changes, or proposed or threatened accounting method changes, of the Company or any Subsidiary that could give rise to an adjustment under Section 481 of the Code for periods after the Closing Date. Neither the Company nor any Subsidiary has any liability for Taxes of any person or entity other than the Company or such Subsidiary (w) as a result of the Company or any Subsidiary being a member of an Affiliated Group other than an Affiliated Group that includes the Seller or (x) as a transferee or successor.

SECTION 3.11.   Proceedings. Schedule 3.11 sets forth a list of each suit, action or proceeding (“Proceeding”) that is pending as of the date of this Agreement or, to the knowledge of Seller, threatened in a writing received within two years prior to (and which threat remains unresolved as of) the date of this Agreement and that (a) involves a claim for more than $100,000, (b) seeks any material injunctive relief with respect to the business of the Company and the Subsidiaries or (c) seeks any legal restraint on or prohibition against the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party or subject to or in default under any material Judgment. Except as set forth in Schedule 3.11, as of the date hereof, there is no Proceeding by the Company or any Subsidiary pending against any other person.

SECTION 3.12.   Benefit Plans. (a) Schedule 3.12(a) contains a list of each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, vacation, severance, termination, retention, change of control, disability, death benefit, hospitalization, medical or other welfare benefit or other plan or program, whether written or oral, for the benefit of a single employee or more than one employee (a “Plan”), including each “employee pension benefit plan” (as defined in Section 3(2) of ERISA, whether or not subject to ERISA) (a “Pension Plan”) and “employee welfare benefit plan” (as defined in Section 3(1) of ERISA, whether or not subject to ERISA) (a “Welfare Plan”), in each case maintained or contributed to, or required to be maintained or contributed to, by the Company or any other person or entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, together with the Company, a “Commonly Controlled Entity”), for the benefit of any present or former director, officer or employee of the Company or any Subsidiary (all the foregoing being herein called “Benefit Plans”). Each Benefit Plan maintained and sponsored solely by the Company and/or any Subsidiary or expressly assumed by Purchaser pursuant to Applicable Law or this Agreement is referred to herein as a “Company Benefit Plan”. Each Benefit Plan other than a Company Benefit Plan is referred to herein as a “Seller Benefit Plan”. Seller has made available to Purchaser complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 (including all schedules and attachments thereto) filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required by Applicable Law), (iii) the most recent summary plan description (or similar document) for each Benefit Plan for which such a summary plan description is required by Applicable Law or was otherwise provided to plan participants or beneficiaries, (iv) each trust agreement and insurance or annuity contract or other funding or financing arrangement relating to any

Benefit Plan and (v) the most recent actuarial valuation report for each Company Benefit Plan that is a defined benefit pension plan.

(b)   Each of the WRC Media Inc. 401(k) plan (“Seller’s 401(k) Plan”) and each Company Benefit Plan has been administered in all material respects in accordance with its terms and is in compliance in all material respects with the applicable provisions of ERISA, the Code, all other Applicable Laws and the terms of all applicable collective bargaining agreements. Except as has not had or could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no investigations by any Governmental Entity, termination proceedings or other claims (except routine claims for benefits payable under the Company Benefit Plans or Seller’s 401(k) Plan) or Proceedings against or involving any Company Benefit Plan or Seller’s 401(k) Plan that could give rise to any liability.

(c)   There has been no application for waiver or waiver of the minimum funding standards imposed by Section 412 of the Code with respect to any Company Benefit Plan that is a Pension Plan (a “Company Pension Plan”). No Company Pension Plan has or had at any time during the current year an “accumulated funding deficiency” within the meaning of Section 412(a) of the Code.

(d)   Each of Seller’s 401(k) Plan and each Company Pension Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, (i) has received a determination letter from the Internal Revenue Service as to its qualification under Section 401(a) of the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code; no such determination letter has been revoked, and, to the knowledge of Seller and the Company, revocation has not been threatened; and (ii) has at all times during the past two years been so qualified. Seller has made available to Purchaser a copy of the most recent determination letter received with respect to Seller’s 401(k) Plan and each Company Pension Plan for which such a letter has been issued.

(e)   Except as has not have and could not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Commonly Controlled Entity has incurred or would be reasonably expected to incur any actual or contingent liability to the Pension Benefit Guaranty Corporation (other than for the payment of premiums not yet due) that has not been fully paid as of the date hereof.

(f)   No Commonly Controlled Entity is required to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), no Benefit Plan is a multiemployer plan, and no employee benefit plan (that would be treated as a Benefit Plan if it were still in existence) has been terminated within the six years prior to the date hereof, the liabilities of which have not been satisfied in full.

(g)   No Company Benefit Plan that is a Welfare Plan provides benefits after termination of employment, except where the cost thereof is borne entirely by the former employee (or his eligible dependents or beneficiaries) or as required by Section 4980B(f) of the Code or any similar Applicable Law.

(h)   No employee of the Company or any Subsidiary will be entitled to any additional compensation, severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits as a result of the transactions contemplated by this Agreement (alone or in combination with any other event). Neither the execution and delivery of this Agreement, nor the consummation of any transaction contemplated by this Agreement will trigger any funding (through a grantor trust or otherwise) of any compensation, severance or other benefits under any Company Benefit Plan.

(i)   Except as disclosed on Schedule 3.12(i), no Company Benefit Plan is described in Section 401(a)(1) of ERISA. The obligations under each such Company Benefit Plan described in Section 401(a)(1) of ERISA are fully funded by assets that are held in the “rabbi” trusts that are identified on Schedule 3.12(i).

SECTION 3.13.   Absence of Changes or Events. Since the date of the Unaudited Balance Sheet, there has not been any Company Material Adverse Effect, nor has there been any event that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Purchaser acknowledges that there may have been or may be disruption to the Company’s and the Subsidiaries’ business as a result of the announcement by Seller of its intention to sell the Company or the execution of this Agreement and the consummation of the transactions contemplated hereby, and Purchaser acknowledges that such disruptions do not and shall not constitute a breach of this Section 3.13 or Section 5.01. Since the date of the Unaudited Balance Sheet, the business of the Company and the Subsidiaries has been conducted in the ordinary course and in substantially the same manner as previously conducted. Since the date of the Unaudited Balance Sheet to the date of this Agreement, neither the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of Section 5.01.

SECTION 3.14.   Compliance with Applicable Laws. (a)  The Company and the Subsidiaries are in compliance with all Applicable Laws, except for instances of noncompliance that have not had and would not reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. None of Seller, the Company and the Subsidiaries has received any written communication during the past twelve months from a Governmental Entity that alleges that the Company or a Subsidiary is not in compliance in any respect with any Applicable Law, which allegation if proven would reasonably be likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and the Subsidiaries are in material compliance with all governmental qualifications, registrations, licenses, permits, approvals, consents or other authorizations from a Governmental Entity (“Permits”) required for the operation of the businesses of the Company and the Subsidiaries as currently conducted, except for any failures to be in compliance that have not had and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.14(a) does not relate to matters with respect to Taxes, which are the subject of Section 3.10, or to environmental matters, which are the subject of Section 3.14(b).

(b)   Except for matters that would not reasonably be likely to have a Company Material Adverse Effect, (i) the Company and the Subsidiaries are in compliance with Environmental Laws, (ii) the Company and the Subsidiaries hold, and are in compliance with, all material Permits required under Environmental Laws for the Company and the Subsidiaries to conduct their respective business operations, (iii) the Company and the Subsidiaries have not entered into or agreed to any court decree or order, are not subject to any Judgment, and have not received any written notices or complaints relating to compliance with, or liability under, any Environmental Law, (iv) no releases of Hazardous Materials have occurred at, from, in, to, on or under any property currently or, to Seller’s knowledge, formerly owned, operated or leased by the Company or any Subsidiary or any current or, to Seller’s knowledge, former subsidiary thereof which releases would be reasonably likely to result in liability to the Company or any Subsidiary, and (v) neither the Company or any Subsidiary, any current or, to Seller’s knowledge, former subsidiary thereof, nor, to Seller’s knowledge, any predecessor of any of the foregoing has transported or arranged for the treatment, storage, disposal or transportation of any Hazardous Materials to any off-site location which would be reasonably likely to result in liability to the Company or any Subsidiary. The term “Environmental Laws” means all Applicable Laws or Judgments relating to the environment, preservation or reclamation of natural resources, the protection of human health or worker health and safety, or the management, use, handling, generation, treatment, storage, transportation, disposal, labeling, release, threatened release of or exposure of any Person to Hazardous Materials. The term “Hazardous Materials” means (1) any radioactive materials or wastes, petroleum (including crude oil or any fraction thereof) or asbestos containing materials and (2) any other wastes, materials, chemicals or substances regulated pursuant to any Environmental Law.

SECTION 3.15.   Transactions with Affiliates. None of the Contracts set forth in Schedule 3.08(a) between the Company or any Subsidiary, on the one hand, and Seller or any of its affiliates (other than the Company and the Subsidiaries), on the other hand, will continue in effect subsequent to the Closing. After the Closing none of Seller, any affiliates of Seller (other than the Company and the Subsidiaries) or PRIMEDIA Inc. will have any material interest in any property (real or personal, tangible or intangible) or Contract of the Company or any Subsidiary or used in or pertaining to their business.

SECTION 3.16.   Accounts; Safe Deposit Boxes; Officers and Directors. Schedule 3.16 sets forth (i) a true and correct list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and the Subsidiaries and those persons authorized to sign thereon, and (ii) a true and correct list of all officers and directors of the Company and the Subsidiaries.

SECTION 3.17.   Interests in Assets. Seller and its affiliates, other than the Company and the Subsidiaries, do not own any asset used in the conduct of the businesses of the Company and the Subsidiaries, except for assets used to provide corporate level services to the Company.

ARTICLE IV

Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

SECTION 4.01.   Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which have not had and would not reasonably be likely to have a material adverse effect on the ability of Purchaser to consummate the Acquisition (a “Purchaser Material Adverse Effect”).

SECTION 4.02.   Authority; Execution and Delivery; and Enforceability. Purchaser has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Purchaser of the Acquisition and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Purchaser has duly executed and delivered this Agreement and at or prior to the Closing will have duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 4.03.   No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement do not, the execution and delivery by Purchaser of each Ancillary Agreement to which it is, or is specified to be, a party will not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby and compliance by Purchaser with the terms hereof and thereof will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Purchaser or any of its subsidiaries under, any provision of (i) the certificate of incorporation or by-laws of Purchaser or any of its subsidiaries, (ii) any Contract to which Purchaser or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) any Judgment or Applicable Law applicable to Purchaser or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that have not had and would not reasonably be likely to have a Purchaser Material Adverse Effect. No Consent of or registration, declaration or filing with any Governmental Entity is required to be obtained or made by or with respect to Purchaser or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement or any Ancillary Agreement or the consummation of the Acquisition or the other transactions contemplated hereby and thereby, other than (A) compliance with and filings under the HSR Act, (B) compliance with and filings under Section 13(a) of the Exchange Act and (C) those that may be required solely by reason of the participation of Seller (as opposed to any other third party) in the Acquisition and other transactions contemplated hereby and by the Ancillary Agreements).

SECTION 4.04.   Litigation. There are not any (a) outstanding Judgments against Purchaser or any of its subsidiaries, (b) Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or (c) investigations by any Governmental Entity that are, to the knowledge of Purchaser, pending or threatened against Purchaser or any of its subsidiaries that, in any case have had or would reasonably be likely to have a Purchaser Material Adverse Effect.

SECTION 4.05.   Securities Act. The Shares purchased by Purchaser pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof, and Purchaser shall not offer to sell or otherwise dispose of the Shares so acquired by it in violation of any of the registration requirements of the Securities Act.

SECTION 4.06.   Availability of Funds. Purchaser has cash available or has existing borrowing facilities that are sufficient to enable it to consummate the Acquisition. Any financing required to consummate the Acquisition is referred to in this Agreement as the “Financing”. Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on a timely basis to consummate the Acquisition.

ARTICLE V

Covenants

SECTION 5.01.   Covenants Relating to Conduct of Business. (a)  Except for matters set forth in Schedule 5.01 or otherwise contemplated by the terms of this Agreement, including any actions taken in furtherance of the separation of the Company and the Subsidiaries from Seller and its other affiliates, from the date of this Agreement to the Closing, Seller shall cause the businesses of the Company and the Subsidiaries to be conducted in the usual, regular and ordinary course in substantially the same manner as previously conducted and, to the extent consistent therewith, use commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall not be materially impaired at the Closing; provided, however, that Seller shall not be obligated to, directly or indirectly, provide any funds to the Company or any Subsidiary. In addition (and without limiting the generality of the foregoing), except as set forth in Schedule 5.01 or otherwise contemplated by the terms of this Agreement, Seller shall not permit the Company or any Subsidiary to do any of the following without the prior written consent of Purchaser:

(i)   amend its certificate of incorporation, by-laws or comparable governing instruments;

(ii)   declare or pay any dividend or make any other distribution to its stockholders; provided, however, that (A) Purchaser acknowledges that the Company and the Subsidiaries do not maintain cash balances and, at or prior to the close of business on the day immediately preceding the Closing Date, Seller will withdraw any cash balances of the Company and the Subsidiaries and (B) dividends and distributions may continue to be made by the Subsidiaries to the Company;

(iii)   redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock; provided, however, that any Subsidiary may redeem or otherwise acquire shares of its capital stock;

(iv)   (A) adopt or amend in any material respect any Company Benefit Plan (or any plan that would be a Company Benefit Plan if adopted) or (B) enter into, adopt, extend (beyond the Closing Date), renew or amend any collective bargaining agreement or other Contract with any labor organization, union or association, except in each case as required by Applicable Law; provided that Seller may adopt or amend any Benefit Plan if the cost to Seller or its subsidiaries (including the Company) and affiliates of providing the benefits thereunder is not materially increased;

(v)   grant to any employee of the Company or any Subsidiary whose annual base salary exceeds $100,000 annually as of the date hereof any increase in compensation or benefits, except in the ordinary course of business and consistent with past practice or as may be required under existing agreements or Applicable Law and except for any bonuses or other compensation in connection with the sale of the Company for which Seller shall be solely obligated;

(vi)   incur or assume any indebtedness for borrowed money or guarantee any such indebtedness, other than under the revolving facility under the Credit Facilities, or incur any other liabilities or obligations other than in the ordinary course of business consistent with past practice;

(vii)   grant any Lien on any of its assets that would have been required to be set forth in Schedule 3.05(a) or 3.06 if existing on the date of this Agreement;

(viii)   pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, Seller or any of its affiliates, except for (A) transactions among the Company and the Subsidiaries, (B) dividends and distributions permitted under clause (ii) above and (C) intercompany transactions in the ordinary course of business consistent with past practice;

(ix)   make any material change in any method of accounting or accounting practice or policy other than those required by GAAP;

(x)   acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or capital stock of or other equity interests in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory or Intellectual Property) that are material;

(xi)   make or incur any capital expenditure that is not currently approved in writing or budgeted and that, individually, is in excess of $250,000 or make or incur any such expenditures which, in the aggregate, are in excess of $500,000;

(xii)   sell, lease, license or otherwise dispose assets, except in the ordinary course of business and consistent with past practice;

(xiii)   enter into any lease of real property or exercise any material option under any lease, except any renewals or extensions of existing leases in the ordinary course of business and consistent with past practice (after consulting with Purchaser), or demolish or materially alter any Leased Property, except as required by the applicable Lease or Applicable Law;

(xiv)   modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property (except modifications or amendments associated with renewals of existing leases in the ordinary course of business and consistent with past practice (after consultation with Purchaser) and except for the lapse of any lease set forth in Schedule 3.06 in accordance with its terms);

(xv)   make, revoke or change any Tax election, adopt or change any Tax accounting method or period, file any amended Tax Return or settle any Tax claim or assessment, if any such action could reasonably be expected to have the effect of materially increasing the Tax liability of Purchaser, the Company or any Subsidiary during any Post-Closing Period; or

(xvi)   authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)   Insurance. Seller shall keep, or cause to be kept, all insurance policies set forth in Schedule 3.09 or suitable replacements therefor, in full force and effect through the close of business on the Closing Date. Any and all insurance policies maintained with respect to the Company and the Subsidiaries and their respective assets and properties are owned and maintained by Seller and its affiliates (other than the Company and the Subsidiaries), and none of Purchaser, the Company or any Subsidiary will have any rights under any such insurance policies from and after the Closing Date; provided, however, that with respect to workers compensation, general liability and umbrella (to the extent relating to workers compensation and general liability coverage) insurance coverage written on an “occurrence basis”, to the extent the Company or a Subsidiary was an insured under such policies and the events giving rise to a claim under such policies occurred prior to 11:59 p.m. on the day immediately preceding the Closing Date, Seller agrees to cooperate with Purchaser, the Company and any Subsidiary in making claims under Seller’s insurance policies with respect to such insurable events that occurred prior to 11:59 p.m. on the day immediately preceding the Closing Date, and shall remit any recoveries relating thereto promptly to Purchaser. After the Closing, Seller agrees to cooperate with Purchaser, the Company and any Subsidiary in the submission of any claim by the Company or any Subsidiary under Seller Parent’s errors and omissions, directors and officers and umbrella (to the extent relating to errors and omissions) insurance policies, to the extent that the events giving rise to such claim under such policies occurred prior to 11:59 p.m. on the day immediately preceding the Closing Date (it being understood that neither Seller Parent nor any of its affiliates shall be obligated to continue in effect or maintain policies providing such insurance) and Seller agrees to remit any recoveries relating thereto promptly to Purchaser.

SECTION 5.02.   Access to Information. Seller shall, and shall cause the Company and the Subsidiaries to, afford to Purchaser and its accountants, counsel and other representatives reasonable access, upon reasonable notice, during normal business hours during the period prior to the Closing, to the management, employees, properties, books, Contracts, Tax Returns and records of the Company and the Subsidiaries, and, during such period shall furnish promptly to Purchaser any information concerning the Company or a Subsidiary as Purchaser may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and the Subsidiaries. During the period commencing on the date of this Agreement and ending at the time of the Closing, Seller shall inform, without representation or warranty, Purchaser of the commencement of any Proceeding or receipt of written notice of any threat of a Proceeding which, had such Proceeding been commenced or written notice been received prior to the date of this Agreement, would have been required to be disclosed on Schedule 3.11.

SECTION 5.03.   Confidentiality. (a)  Purchaser acknowledges that the information being provided to it in connection with the Acquisition and the consummation of the other transactions contemplated hereby is subject to the terms of a confidentiality agreement between Purchaser and WRC Media Inc. dated January 21,

2005 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing, the Confidentiality Agreement shall terminate with respect to information relating solely to the Company and the Subsidiaries; provided, however, that Purchaser acknowledges that any and all other information provided to it by Seller, its affiliates or their representatives concerning Seller and its affiliates (other than the Company and the Subsidiaries) shall remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

          (b)  From and after the Closing Date until the date that is the second anniversary of the Closing Date, Seller shall, and shall cause its affiliates to, keep confidential any information relating to the Company or any Subsidiary except for any such information that (i) is available to the public on the Closing Date, (ii) thereafter becomes available to the public other than as a result of a disclosure by Seller or any of its affiliates, or (iii) is or becomes available to Seller or any of its affiliates on a non-confidential basis from a source other than the Company or any of its affiliates, provided that such source is not known by Seller to bound by a confidentiality agreement with or other obligation of secrecy to the Company or any of its affiliates.  Should Seller or any affiliate thereof be required to disclose any such information in response to legal or administrative process, it shall inform Purchaser in writing of such request or obligation as soon as possible and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Purchaser.  If Seller or any affiliate thereof is obligated to make such disclosure, it may make such disclosure only to the extent to which it is so obligated, but not further or otherwise.

(c)   At the Closing, Seller shall assign, or cause to be assigned, to Purchaser all confidentiality, nondisclosure or similar agreements executed by or on behalf of Seller or any affiliate thereof in connection with the possible sale of the Company, to the extent that (A) the Company is not a party to such agreements and (B) such agreements are assignable to Purchaser.

SECTION 5.04.   Commercially Reasonable Efforts. (a) On the terms and subject to the conditions of this Agreement, each party shall use its commercially reasonable efforts to cause the Closing to occur, including (i) taking all reasonable actions necessary to comply promptly with all legal requirements that may be imposed on it or any of its affiliates with respect to the Closing and (ii) in the case of Seller, using commercially reasonable efforts to cause the conditions set forth in Sections 6.01(c) and 6.03(d) to be satisfied.

(b)   Each of Seller and Purchaser shall as promptly as practicable, but in no event later than ten business days following the execution and delivery of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act. Any such notification and report form and supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each of Seller and Purchaser shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Seller and Purchaser shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC and the DOJ and shall comply promptly with any such inquiry or request and shall promptly provide any supplemental information requested in connection with the filings made hereunder pursuant to the HSR Act. Any such supplemental information shall be in substantial compliance with the requirements of the HSR Act. Each party shall use its commercially reasonable efforts to obtain any clearance required under the HSR Act for the consummation of the transactions contemplated by this Agreement. For purposes of this Section 5.04, the “commercially reasonable efforts” of Purchaser shall include (i) opposing any motion or action for a temporary, preliminary or permanent injunction against the Acquisition and (ii) entering into a consent decree containing Purchaser’s agreement to hold separate and divest (pursuant to terms required by any Governmental Entity) the products and assets of the Company and the Subsidiaries or Purchaser and its affiliates, as the case may be, as required by any Governmental Entity; provided, however, that Purchaser’s obligations in such regard shall not preclude Purchaser from seeking in good faith to negotiate the terms of any such consent decree so as to minimize any adverse impact to the business of the Company or Purchaser or both.

(c)   Purchaser acknowledges that consents and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties to Contracts to which the Company or any of the Subsidiaries is a party, including certain of the Contracts listed on the Disclosure Schedule or with respect to other assets and that such consents and waivers have not been obtained. Purchaser agrees that Seller shall not have any liability whatsoever to Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or because of the termination of any Contract as a result thereof. Purchaser further agrees that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached, and no condition shall be deemed not satisfied, as a result of (a) the failure to obtain any such consent or waiver, (b) any such termination or (c) any lawsuit, action, proceeding or investigation commenced or threatened by or on behalf of any person arising out of or relating to the failure to obtain any such consent or any such termination. Notwithstanding that any such consent is not obtained prior to the Closing, the Closing shall take place on the terms set forth herein. The provisions of this Section 5.04 do not modify the representations and warranties contained in Sections 2.03 or 3.03, nor do they limit the applicability of the condition set forth in Section 6.02(a).

SECTION 5.05.    Expenses; Transfer Taxes. (a)  Whether or not the Closing takes place, and except as set forth in Sections 5.09(b), all costs and expenses incurred in connection with this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, including all costs and expenses incurred pursuant to Sections 1.04 (except as provided in Section 1.04(b)), and, in the event the Closing takes place, all such out-of-pocket costs and expenses incurred by the Company shall be paid or reimbursed by Seller.

(b)   All Transfer Taxes applicable to the transfer of the Shares shall be shared equally by Seller and Purchaser. Each party shall use reasonable efforts to avail itself of any available exemptions from any such Taxes, and to cooperate with the other parties in providing any information and documentation that may be necessary to obtain such exemptions.

SECTION 5.06.   Brokers or Finders. Each of Purchaser and Seller represents, as to itself and its affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except, as to Seller, Goldman, Sachs & Co., whose fees and expenses will be paid by Seller.

SECTION 5.07.   Tax Matters. (a)  Return Filings. For any taxable period of the Company or any Subsidiary that ends on or before the Closing Date, Seller shall be responsible for timely preparing and filing with the appropriate authorities all Federal Income Tax Returns (including amended Returns required to be filed as a result of examination adjustments) and all other Tax Returns with respect to Income Taxes for which the Company or any Subsidiary is a member of an Affiliated Group, each of which shall be prepared in a manner consistent with past practice except to the extent required by law, and shall pay all Taxes due with respect to such Tax Returns (including as a result of an audit or examination of any such Tax Return). Purchaser shall be responsible for preparing and filing with the appropriate authorities all other Tax Returns of the Company or any Subsidiary and shall pay all Taxes due with respect to all other such Tax Returns.

(b)   Straddle Period. For any taxable period of the Company or any Subsidiary that includes, but does not end on, the Closing Date (the “Straddle Period”), Purchaser shall timely file and prepare with the appropriate authorities all Tax Returns required to be filed, with the consultation of the Seller, and shall pay all Taxes due with respect to such Tax Returns; provided, however, that Seller shall reimburse Purchaser for any amount owed by Seller with respect to a Pre-Closing Tax Period covered by such Tax Returns (as determined in accordance with Section 9.01(d)), such reimbursement to be made by Seller to Purchaser not later than five business days before the due date (including any extension thereof) for payment of Taxes with respect to such Tax Return (or, if later, five business days after receipt of a copy of such Tax Return, in final draft form, from Purchaser).

(c)   Cooperation. Seller and Purchaser shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. Seller and its affiliates, on the one hand, and Purchaser and its affiliates (including the Company and the Subsidiaries), on the other hand, will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and the Subsidiaries, on the one hand, or the Seller or its affiliates, on the other hand, to the extent such records and information pertain to the Company and the Subsidiaries and relate to events occurring prior to the Closing Date. Therefore, each of the Seller and Purchaser shall (or the Purchaser shall cause the Company and Subsidiaries to) (i) use its reasonable best efforts to properly retain and maintain such records until such time as each party agrees that such retention and maintenance is no longer necessary and (ii) allow each party and its agents and representatives (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as each party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party’s expense. Each such party shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder.

(d)   Refunds and Credits. Any refund or credit of Federal Income Taxes of the Company or any Subsidiary, or of any other Tax, for any taxable period ending on or before the Closing Date shall be for the account of the Seller. Any other refund or credit of any other Tax is for the account of the Purchaser. Following the Closing, the Company and the Subsidiaries shall make an election under Section 172(b)(3) of the Code (or any comparable provision under state or local laws) to forego the carryback of net operating losses of the Company or the Subsidiaries to any Pre-Closing Tax Period.

(e)   Tax Sharing Agreements. Seller shall cause the provisions of any Tax sharing agreement between (i) Seller or any of its affiliates (other than the Company and the Subsidiaries) and (ii) the Company or any Subsidiary to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreement.

(f)   338 Elections. Purchaser and Seller shall not make an election under Section 338(h)(10) of the Code (or any comparable election under state or local Tax laws). Purchaser shall not make an election under Section 338(g) of the Code (or any comparable election under state or local Tax laws).

(g)   Closing Date. On the Closing Date, and subject to the transactions contemplated by this Agreement, Purchaser shall cause the Company and each Subsidiary to conduct its business in the ordinary course in substantially the same manner as presently conducted and on the Closing Date shall not permit the Company or any Subsidiary to effect any extraordinary transactions (other than any such transactions expressly required by Applicable Law or expressly contemplated by this Agreement) that could result in Tax liability to the Company or any Subsidiary in excess of Tax liability associated with the conduct of its business in the ordinary course.

SECTION 5.08.   Supplemental Disclosure. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules; provided, however, that for the purpose of the rights and obligations of the parties under this Agreement (including satisfaction of the condition set forth in Section

6.02(a)), any such supplemental or amended Schedule shall not be deemed to have been disclosed as of the date of this Agreement or as of the Closing Date unless so agreed in writing by Purchaser.

SECTION 5.09.   Post-Closing Cooperation. (a)  After the Closing, upon reasonable written notice, Seller and Purchaser shall (i) furnish or cause to be furnished to each other and their affiliates and their respective employees, counsel, auditors and representatives access, during normal business hours, to such information and assistance relating to the Company and the Subsidiaries (to the extent within the control of such party) as is reasonably necessary for financial reporting and accounting matters, (ii) cooperate in good faith and use commercially reasonable efforts to effect the transition of customers, suppliers and owners of Intellectual Property used by or licensed to the Company or any Subsidiary (it being understood that Seller maintains little, if any, relationship with such customers, suppliers and owners of Intellectual Property), (iii) cooperate in good faith and use commercially reasonable efforts to provide to Purchaser and the Company the benefits of the indemnity respecting environmental matters set forth in that certain Redemption, Stock Purchase and Recapitalization Agreement dated as of August 13, 1999 between PRIMEDIA Inc. and WRC Media Inc. (then known as EAC II Inc.), and (iv) execute and deliver to such other party such other instruments of sale, transfer, conveyance, assignment and confirmation, and take such other actions, as may be reasonably requested by the other party in furtherance of the transactions contemplated hereby.

(b)   Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 5.09. Neither party shall be required by this Section 5.09 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Purchaser, those of the Company and the Subsidiaries).

SECTION 5.10.   Publicity. From the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Seller and Purchaser may make internal announcements to their respective, and their respective affiliates’, employees that are consistent with the parties’ prior public disclosures regarding the transactions contemplated hereby.

SECTION 5.11.   Records. On the Closing Date, Seller shall deliver or cause to be delivered to Purchaser all material agreements, documents, books, records and files, including records and files stored on computer disks or tapes or any other storage medium (collectively, “Records”), if any, in the possession of Seller relating to the business and operations of the Company and the Subsidiaries to the extent not then in the possession of the Company and the Subsidiaries, subject to the following exceptions:

(i)   Purchaser recognizes that certain Records may contain information relating to the Company and the Subsidiaries and may relate to subsidiaries, divisions, businesses or affiliates of Seller other than the Company and the Subsidiaries, and that Seller may retain such Records and shall provide copies of the relevant portions thereof to Purchaser;

(ii)   Seller may retain all Records prepared in connection with the sale of the Shares, including bids received from other parties and analyses relating to the Company and the Subsidiaries; and

(iii)   Seller may retain any Tax Returns, and Purchaser shall be provided with copies of such Tax Returns that relate to the Company’s and the Subsidiaries’ separate Tax Returns or separate Tax liability.

SECTION 5.12.   Support Services. Seller and certain of its affiliates (other than the Company and the Subsidiaries) provide the Company and the Subsidiaries with certain support services, including cash management, credit and accounts receivable, payroll and human resources, legal, tax and benefit plan administration. Purchaser acknowledges that all such support services will be terminated as of the Closing Date. The Company provides Seller and its affiliates (other than the Company and its Subsidiaries) with certain support services that will continue to be provided following the Closing Date pursuant to the Transitional Services Agreement between Seller and the Company to be dated as of the Closing Date in the form attached hereto as Exhibit A (the “Transitional Services Agreement”).

SECTION 5.13.   Noncompetition; Nonsolicitation. (a) Seller covenants and agrees that, commencing on the Closing Date and ending on the fifth anniversary thereof, it shall not, directly or indirectly through Seller Parent or any subsidiary of Seller Parent, engage in the Restricted Business in the United States. Notwithstanding the foregoing, (x) this Section 5.13(a) shall not restrict Seller Parent or any of its subsidiaries from (i) acquiring any business or person that is engaged, directly or indirectly, in the Restricted Business in the United States, provided that (A) at the time of such acquisition, the Restricted Business in the United States of such business or person accounts for less than 10% of such business’s or person’s consolidated annual revenues and (B) such acquisition is not undertaken for the primary purpose of evading Seller’s obligations under this Section 5.13(a), or (ii) owning less than 5% of any class of stock of a person engaged, directly or indirectly, in the Restricted Business in the United States and (y) upon and after the consummation of any disposition of all or substantially all the assets or capital stock of Seller Parent, any of its subsidiaries or any of their businesses to an unaffiliated third party, this Section 5.13(a) shall not apply to, restrict or have any remaining effect with respect to Seller Parent (if disposed of pursuant to such disposition), such subsidiary or such business, provided that following such disposition none of Paul Liska, Ralph D. Caulo or Charles L. Laurey are employed by the acquirer of, or by, Seller Parent (if disposed of pursuant to such disposition), such subsidiary or such business.

(b)   For purposes of this Agreement:

“Permitted Business” means any of the following activities that WRC Media Inc. and its subsidiaries may engage in:

(i)   selling Restricted Texts published by third parties;

(ii)   selling Restricted Tests published by third parties;

(iii)   publishing assessment tests and related test administration manuals of any kind other than Restricted Tests;

(iv)   publishing textbooks and supplemental materials of any kind other than Restricted Texts;

(v)   publishing electronic textbooks and supplemental materials of any kind;

(vi)   publishing at-grade-level textbooks, assessment tests, related test administration manuals and supplemental materials and other at-grade-level materials of any kind;

(vii)   publishing electronic individualized one-on-one special education assessment tests and other electronic assessment tests of any kind and related test administration manuals;

(viii)   publishing English language learning textbooks, assessment tests, related test administration manuals and supplemental materials and other English language learning materials of any kind; and

(ix)   publishing formative or group assessment tests of any kind and related test administration manuals.

“Restricted Business” means publishing Restricted Tests or Restricted Texts, but does not include any Permitted Business.

“Restricted Tests” means paper-based individualized one-on-one special education assessment tests and related test administration manuals that are of the same type as any of the following tests published by the Company as of the date of this Agreement: KeyMath, CASL, WRMT, Vineland, DIAL, GFTA, PPVT, BASC or Kaufman products (K-Products).

“Restricted Texts” means paper-based low readability level textbooks for the secondary school market in the following subject areas: mathematics, reading/language arts, social studies, science and health and science.

(c)   Seller covenants and agrees that, during the period commencing on the Closing Date and ending on the date that is 18 months following the Closing Date, it shall not, directly or indirectly through Seller Parent or any subsidiary of Seller Parent, employ, engage as a consultant or seek to employ or engage as a consultant any individual who as of the time of the Closing was an employee of the Company earning a salary plus commissions in excess of $50,000 per annum; provided, however, that the foregoing shall not prohibit (i) Seller, Seller Parent or any subsidiary of Seller Parent from employing, engaging as a consultant or seeking to employ or engage as a consultant any such individual at any time that such individual is not employed by the Company, Purchaser or any of their respective subsidiaries and (ii) any general solicitation of employment not targeted at the Company or any such individual.

(d)   The parties hereto recognize that Applicable Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 5.13. It is the intention of the parties hereto that the provisions of this Section 5.13 be enforced to the fullest extent permissible under Applicable Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 5.13 shall not render unenforceable, or impair, the remainder of the provisions of this Section 5.13. Accordingly, if at the time of enforcement of any provision of this Section 5.13 a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Applicable Law and public policy.

ARTICLE VI

Conditions Precedent

SECTION 6.01.   Conditions to Each Party’s Obligation. The obligation of Purchaser to purchase and pay for the Shares and the obligation of Seller to sell the Shares to Purchaser is subject to the satisfaction or waiver on or prior to the Closing of the following conditions:

(a)   HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

(b)   No Injunctions or Restraints. No Applicable Law or Injunction enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the consummation of the Acquisition shall be in effect.

(c)   Termination of Guarantees. The guarantees by the Company and the Subsidiaries of the Credit Facilities and the 12.75% Senior Subordinated Notes due 2009 of Seller Parent and certain of its affiliates shall have been terminated and all Liens securing the Credit Facilities upon the Shares and the assets of the Company and the Subsidiaries shall have been terminated.

SECTION 6.02.   Conditions to Obligation of Purchaser. The obligation of Purchaser to purchase and pay for the Shares is subject to the satisfaction (or waiver by Purchaser) on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties. The representations and warranties of Seller in this Agreement that are qualified as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality, Seller Material Adverse Effect or Company Material Adverse Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(b)   Performance of Obligations of Seller. Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing, and Purchaser shall have received a certificate signed by an authorized officer of Seller to such effect.

(c)   FIRPTA Certificate. Seller shall have delivered to Purchaser at the Closing a certificate, in form and substance reasonably satisfactory to Purchaser, certifying that the Acquisition is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

(d)   Resignations. Seller shall have delivered to Purchaser written resignations (including customary releases) of the directors of the Company and the Subsidiaries.

(e)   Legal Opinions. Purchaser shall have received an opinion of Faegre & Benson LLP with respect to the matters set forth on Exhibit B and an opinion of Cravath, Swaine & Moore LLP with respect to the matters set forth on Exhibit C.

SECTION 6.03.   Conditions to Obligation of Seller. The obligation of Seller to sell the Shares is subject to the satisfaction (or waiver by Seller) on or prior to the Closing Date of the following conditions:

(a)   Representations and Warranties. The representations and warranties of Purchaser made in this Agreement that are qualified as to materiality or Purchaser Material Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality or Purchaser Material Effect shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date). Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(b)   Performance of Obligations of Purchaser. Purchaser shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Purchaser by the time of the Closing, and Seller shall have received a certificate signed by an authorized officer of Purchaser to such effect.

(c)   Legal Opinion. Seller shall have received an opinion of Morgan, Lewis & Bockius LLP with respect to the matters set forth on Exhibit D.

(d)   Refinancing. The requisite holders of Seller Parent’s 15% Senior Preferred Stock Due 2011 and the 12.75% Senior Subordinated Notes Due 2009 of Seller Parent and certain of its affiliates, and the requisite lenders under the Credit Facilities, shall have consented to the Acquisition and related transactions or, in lieu thereof, the applicable instruments or indebtedness shall have been redeemed, repurchased, refinanced, defeased, retired or canceled so that any restriction on consummating the Acquisition and related transactions pursuant to the terms thereof no longer apply.

(e)   Transitional Services Agreement. Each of the Company and Seller shall have executed and delivered the Transitional Services Agreement.

SECTION 6.04.   Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its commercially reasonable efforts to cause the Closing to occur, as required by Section 5.04.

ARTICLE VII

Employee and Related Matters

SECTION 7.01.   Continuation of Employment; General Principles. There shall be continuity of employment for all employees of the Company or any Subsidiary as of the Closing (each, a “Transferred Employee”), including, for greater certainty, any employees then on short-term disability or otherwise on a leave of absence but excluding any such employee who is receiving long-term disability benefits immediately prior to the Closing (“LTD Employee”); provided, however, that Purchaser shall cause the Company or its Subsidiaries to offer to re-employ any LTD Employee effective as of the date he or she presents himself or herself to Purchaser or its subsidiaries for active employment following the Closing Date to the same extent the Company and its Subsidiaries would be required in accordance with Applicable Law to re-employ such LTD Employee prior to the Closing. Upon an LTD Employee’s commencing employment with the Company or its Subsidiaries following the Closing, such LTD

Employee shall be deemed a Transferred Employee. Except as otherwise provided in this Article VII, all Transferred Employees shall cease to accrue benefits under and participate as active participants in all Seller Benefit Plans as of 11:59 PM on the day immediately preceding the Closing Date and the Company and each Subsidiary shall withdraw as participating employers from each Seller Benefit Plan as of 11:59 PM on the day immediately preceding the Closing Date. Nothing herein shall be construed as a representation or guarantee by Seller that any individual employee of the Company or any Subsidiary will continue in employment with the Company, any Subsidiary or Purchaser following the Closing. Nothing in this Article VII shall be construed as requiring Purchaser to continue the employment of any specific person.

SECTION 7.02.   Assumption of Liabilities. Except as specifically provided in this Agreement, effective as of the Closing, Purchaser shall cause the Company and its Subsidiaries to remain solely responsible for all employment and employee benefit-related liabilities, obligations and commitments that are payable from or after the Closing, regardless or whether such liabilities, obligations and commitments arise before, on or after the Closing Date, and that relate to any current or former employee of the Company or any Subsidiary (or any dependent or beneficiary thereof) (the “Covered Employee Liabilities”), provided that Seller shall retain, and the Covered Employee Liabilities shall not include, employee benefit-related liabilities and obligations arising under any Plan that is not a Company Benefit Plan, except (a) as provided in Sections 7.05, 7.06(b), 7.06(d), 7.06(f), 7.08 or 7.09 or (b) as otherwise expressly provided in this Article VII (such liabilities and obligations retained by Seller, the “Seller Plan Liabilities”).

SECTION 7.03.   Credited Service. Purchaser shall credit or cause to be credited, as service with Purchaser or its affiliates, service accrued by Transferred Employees with, or otherwise recognized for benefit plan purposes by, Seller, the Company and their subsidiaries and affiliates as of the Closing (the “Pre-Closing Service”) for all purposes (other than for benefit accrual purposes under any defined benefit pension plan of Purchaser or its subsidiaries and affiliates) under the benefit plans, programs, policies and arrangements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation and insurance, severance or separation pay plans) of Purchaser and its subsidiaries and affiliates, provided that Purchaser shall also give or cause to be given credit for Pre-Closing Service for benefit accrual purposes under any defined benefit pension plan that is a Company Benefit Plan or any plan to which accrued benefits under any such Company Benefit Plan are transferred (it being understood that nothing in this Section 7.03 shall require Purchaser or its affiliates to continue to maintain any such defined benefit pension plan or to offer any post-employment health and insurance plan to Transferred Employees).

SECTION 7.04.   Continuation of Compensation and Benefits. Without limiting the generality of Section 7.01, for not less than the period commencing on the Closing Date and ending December 31, 2006 (the “Continuation Period”), Purchaser shall maintain and provide, and, where applicable, shall cause the Company and the Subsidiaries to maintain and provide: (i) a base salary to each Transferred Employee at a rate not less than the rate in effect for such Transferred Employee immediately prior to the Closing; (ii) subject to Section 7.08, bonus and other incentive compensation opportunities to each Transferred Employee that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser and its subsidiaries; (iii) employee benefits to each Transferred Employee that are no less favorable in the aggregate than those provided to such Transferred Employee immediately prior to the Closing, without regard to any defined benefit pension benefits provided prior to the Closing, and (iv) equity or equity-based rights to each Transferred Employee that are no less favorable in the aggregate than those provided to similarly situated employees of Purchaser and its subsidiaries. The preceding sentence shall apply to each Transferred Employee only for so long as he or she remains employed with Purchaser or its affiliates.

SECTION 7.05.   U.S. Savings and Investment Plan. (a)  Without limiting the generality of Section 7.04, effective as of the Closing, Purchaser or an affiliate thereof shall have in effect a profit-sharing plan that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser’s 401(k) Plan”) intended to be qualified pursuant to Section 401(a) of the Code, which will provide during the Continuation Period a matching contribution rate to Transferred Employees who immediately prior to the Closing are participants or who would be permitted during the Continuation Period to become participants in Seller’s 401(k) Plan that, subject to Applicable Law, is at least as favorable as the matching contribution rate provided by Seller’s 401(k) Plan immediately prior to the Closing. Each Transferred Employee participating in Seller’s 401(k) Plan immediately prior to the Closing shall become a participant in the Purchaser’s 401(k) Plan as of the Closing and each Transferred Employee who would have become eligible during the Continuation Period to participate in Seller’s 401(k) Plan shall become a participant in Purchaser’s 401(k) Plan at such time as he or she would have become eligible to participate in Seller’s 401(k) Plan.

(b)   Upon presentation to Seller of (i) an Internal Revenue Service letter of determination that Purchaser’s 401(k) Plan meets the requirements for qualification under Section 401(a) of the Code and (ii) a certificate, in form and substance reasonably satisfactory to Seller, certifying that (A) the aforementioned letter of determination has not been revoked and (B) to the knowledge of Purchaser, no event has occurred or is reasonably expected to occur that would cause Purchaser’s 401(k) Plan to cease to satisfy the requirements of Section 401(a) of the Code or cause the trust forming a part thereof to cease to satisfy the requirements of Section 501(a) of the Code, as soon as practicable after the Closing, Seller shall cause to be transferred to Purchaser’s 401(k) Plan an amount equal to the account balances of the Transferred Employees, whether or not vested. Such transfer shall be made in cash, based on the value of such account balance as of the close of business on the day prior to such transfer, except that promissory notes evidencing outstanding loan balances under Seller’s 401(k) Plan shall be transferred in kind. Seller shall debit the account of each Transferred Employee under Seller’s 401(k) Plan by the amount transferred to Purchaser’s 401(k) Plan, and Purchaser shall allocate the amounts transferred to Purchaser’s 401(k) Plan to the accounts of the Transferred Employees by crediting such accounts in relative proportion to the amount debited from the Transferred Employee’s accounts under Seller’s 401(k) Plan.

(c)   Following such transfer, Purchaser and/or Purchaser’s 401(k) Plan shall assume all liabilities and obligations of Seller and its subsidiaries and affiliates under Seller’s 401(k) Plan with respect to Transferred Employees and their beneficiaries, to the extent assets equal to such liabilities are so transferred.

SECTION 7.06.   Welfare Plans. (a)  Without limiting the generality of Section 7.04, effective as of the Closing, Purchaser shall enroll each of the Transferred Employees and their eligible dependents who are enrolled immediately prior to the Closing in the plans and programs maintained or contributed to by Seller and its affiliates that provide medical, dental, vision, disability, life insurance and other welfare benefits with respect to Transferred Employees (collectively, the “Seller’s Welfare Plans”) in plans and programs that provide such benefits that are maintained or contributed to by Purchaser (collectively, the “Purchaser’s Welfare Plans”). Any and all waiting periods and pre-existing conditions, exclusions and actively-at-work requirements shall be waived under Purchaser’s Welfare Plans with respect to the Transferred Employees and their eligible dependents (to the extent such conditions, exclusions and requirements were waived or satisfied as of immediately prior to the Closing under the corresponding Seller’s Welfare Plan). In addition, Purchaser shall cause Purchaser’s Welfare Plans to recognize any out-of-pocket medical and dental expenses incurred by each of the Transferred Employees and their eligible dependents prior to the Closing and during the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductibles and out-of-pockets maximums under Purchaser’s Welfare Plans. During the Continuation Period, the participation cost to a Transferred Employee under Purchaser’s Welfare Plans shall be not more than the participation cost to similarly situated employees of Purchaser and its subsidiaries and affiliates.

(b)   Without limiting the generality of Section 7.04, effective as of the Closing, Purchaser shall have in effect a health care and dependent care flexible spending reimbursement account plan (the “Purchaser’s Reimbursement Plan”), which gives full effect to, and continues in effect, salary reduction elections made by Transferred Employees under Seller’s health and dependent care reimbursement account plans (“Seller’s Reimbursement Plan”). As soon as practicable after the Closing, (i) Seller shall pay to Purchaser in cash the amount, if any, by which aggregate contributions made by Transferred Employees to Seller’s Reimbursement Plan for the year in which the Closing occurs exceeded the aggregate benefits provided to Transferred Employees as of the Closing; or (ii) Purchaser shall pay to Seller in cash the amount, if any, by which aggregate benefits provided to Transferred Employees under Seller’s Reimbursement Plan for the year in which the Closing occurs exceeded the aggregate contributions made by Transferred Employees as of the Closing. From and after the Closing, Purchaser shall assume and be solely responsible for all claims made by Transferred Employees under Seller’s Reimbursement Plan, whether incurred prior to, on or after the Closing Date, that have not been paid in full prior to the Closing Date.

(c)   Effective as of the Closing, Seller or an affiliate thereof shall retain all responsibilities and obligations with respect to (i) each “qualified beneficiary” (as defined in Section 607 of ERISA) in respect of a Transferred Employee who has elected or is eligible to elect continuation coverage as such term is defined under Section 602 of

ERISA in respect of “qualifying events” (as defined in Section 603 of ERISA) occurring prior to the Closing and (ii) each former employee of the Company and the Subsidiaries (other than Transferred Employees) and his or her qualified beneficiaries.

(d)   For the avoidance of doubt, Purchaser and its affiliates shall remain solely liable for all liabilities, obligations and commitments with respect to the provision of short-term disability benefits in respect of Transferred Employees attributable to an injury or similar event that occurred prior to Closing; provided, however, that, in the event any such Transferred Employee does not return to active employment with Purchaser and its affiliates and would otherwise be eligible to receive long-term disability benefits under the terms of a Seller Benefit Plan had he or she remained employed by Seller or its affiliates attributable to any such injury or similar event that occurred prior to Closing, Seller shall retain the liability to provide such long-term disability benefits to such Transferred Employee from and after such time, if any, as such Transferred Employee in fact becomes eligible to commence receiving such long-term disability benefits.

(e)   Seller shall remain solely liable for all liabilities, obligations and commitments with respect to all workers compensation claims of Transferred Employees solely to the extent that any such claims are attributable to an injury or condition that was incurred prior to Closing, and Purchaser shall assume and be solely liable for all liabilities, obligations and commitments with respect to all workers compensation claims of Transferred Employees to the extent that any such claims are attributable to an injury or condition that was incurred from and after Closing.

(f)   Seller shall be solely responsible for claims under Seller Benefit Plans for health care (including dental and vision care) that are incurred prior to the Closing Date by Transferred Employees and/or their dependents (“Pre-Closing Health Care Claims”), and Purchaser shall be solely responsible for claims for health care (including dental and vision care) that are incurred on or after the Closing Date by Transferred Employees and/or their dependents; provided, however, that Purchaser shall, within 15 Business Days of demand therefor by Seller accompanied by a statement specifying in reasonable detail the claims for which reimbursement is sought, reimburse and pay to Seller the amount of Pre-Closing Health Care Claims paid by Seller following the Closing; provided further, however, that Purchaser shall not be obligated to reimburse Seller for Pre-Closing Health Care Claims in excess of $1,100,000 in the aggregate. For purposes of the foregoing, a medical/dental/vision claim shall be considered incurred when the medical/dental/vision services are rendered or medical/dental/vision supplies or drugs are provided, and not when the condition arose; provided that claims relating to a hospital confinement that commences prior to the Closing Date and continues thereafter shall be treated as incurred prior to the Closing Date. From the date hereof until Closing, Seller shall cause Pre-Closing Health Care Claims to be processed and paid in the usual, regular and ordinary course in substantially the same manner as previously conducted.

SECTION 7.07.   Severance Policies. Without limiting the generality of Section 7.04, Purchaser shall cause the Company and its Subsidiaries to retain and maintain without amendment for the benefit of Transferred Employees who are terminated from employment during the Continuation Period the Company’s Change of Control Severance Plan (a correct and complete copy of which has been provided to Purchaser) as in effect immediately prior to the Closing.

SECTION 7.08.   Performance Bonuses. Purchaser shall assume responsibility with respect to, and shall make any and all payments required to be made to Transferred Employees pursuant to, the WRC Media Inc. Executive Incentive Compensation Plan (the “Seller’s Incentive Plan”) (a correct and complete copy of which has been provided to Purchaser) that relate to performance periods in which the Closing Date occurs and that end on or before December 31, 2005. Purchaser agrees to calculate and make such payments pursuant to the terms and conditions of Seller’s Incentive Plan and on or before March 31, 2006. With respect to the Seller’s Incentive Plan for the 2005 calendar year, (i) following the Closing, any requirement that a Transferred Employee remain employed with Seller and its affiliates as of December 31, 2005 in order to receive any applicable bonus or similar payment shall be replaced with a requirement that the Transferred Employee remain employed with Purchaser and its affiliates as of December 31, 2005 in order to receive any applicable bonus or similar payment and (ii) with respect to the 2005 calendar year any applicable performance criteria that relate to the performance of Seller or any subsidiary, division, business unit or other measuring grouping other than the Company and its Subsidiaries shall receive a weighting of 0% (and thus be disregarded), and the performance criteria that relate to the performance of the Company and its Subsidiaries shall be weighted 100%.

SECTION 7.09.   Vacation Benefits. Purchaser shall cause the Company and the Subsidiaries to assume and honor, and permit the Transferred Employees to fully utilize, all vacation days accrued but not yet taken by Transferred Employees as of the Closing, including historical accruals of vacation under the policy set forth in Schedule 7.09.

SECTION 7.10.   Employment and Other Agreements. Effective as of the Closing, Purchaser shall cause the Company or the Subsidiaries to remain solely responsible for all liabilities and obligations with respect to all employment agreements and supplemental benefit agreements which have been entered into between a Transferred Employee, on the one hand, and the Company and its subsidiaries and affiliates, on the other hand.

SECTION 7.11.   Retention Arrangements. Purchaser shall cause the Company and the Subsidiaries to retain sole responsibility for and honor without amendment the terms of the Company’s retention program (the “Retention Program”) (a correct and complete copy of which has been provided to Purchaser) as in effect immediately prior to the Closing.

SECTION 7.12.   No Third-Party Beneficiaries. This Article VII is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Article VII expressed or implied shall give or be construed to give to any person (including any current or former employee), other than the parties hereto and such assigns, any legal or equitable rights hereunder.

ARTICLE VIII

Termination, Amendment and Waiver

SECTION 8.01.   Termination. (a)  Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Acquisition and the other transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)   by mutual written consent of Seller and Purchaser;

(ii)   by Seller if any of the conditions set forth in Sections 6.01 or 6.03 shall have become incapable of fulfillment, and shall not have been waived by Seller;

(iii)   by Purchaser if any of the conditions set forth in Sections 6.01 or 6.02 shall have become incapable of fulfillment, and shall not have been waived by Purchaser; or

(iv)   by Seller or Purchaser, if the Closing does not occur on or prior to July 31, 2005;

provided, however, that the party seeking termination pursuant to clause (ii), (iii) or (iv) is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(b)   In the event of termination by Seller or Purchaser pursuant to this Section 8.01, written notice thereof shall forthwith be given to the other and the transactions contemplated by this Agreement shall be terminated, without further action by any party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i)   Purchaser shall return all documents and other material received from Seller or the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller; and

(ii)   all confidential information received by Purchaser with respect to the business of the Company and the Subsidiaries shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement.

SECTION 8.02.   Effect of Termination. If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in Section 8.01, this Agreement shall become null and void and of no further force and effect, except for the provisions of (i) Section 5.03(a) relating to the obligation of Purchaser to keep confidential certain information and data obtained by it, (ii) Section 5.05 relating to certain expenses, (iii) Section 5.06 relating to finder’s fees and broker’s fees, (iv) Section 5.10 relating to publicity and (v) Section 8.01 and this Section 8.02. Nothing in this Section 8.02 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

SECTION 8.03.   Amendments and Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. By an instrument in writing Purchaser, on the one hand, or Seller, on the other hand, may waive compliance by the other with any term or provision of this Agreement that such other party was or is obligated to comply with or perform.

ARTICLE IX

Indemnification

SECTION 9.01.   Tax Indemnification. (a) Seller shall indemnify the Purchaser Indemnitees against and hold them harmless from any Losses attributable to Income Taxes (i) imposed on Seller or any other member of an Affiliated Group, other than the Company or any Subsidiary, for any Tax period, (ii) imposed on the Company or any Subsidiary under Treasury Regulation 1.1502-6 (or any similar provision of state, local, foreign or other law) by reason of the Company or any Subsidiaries being included in any affiliated group at any time on or before the Closing Date, (iii) imposed on or payable by the Company or any Subsidiary with respect to any Tax period or portion thereof that ends on or before the Closing Date or (iv) for any Straddle Period but only for that portion of the Straddle Period relating to the Pre-Closing Tax Period as computed in accordance with Section 9.01(d). Payment by Seller of any amount due to a Purchaser Indemnitee under this Section 9.01(a) (other than payments the timing of which is provided for under Section 5.07(b)) shall be made within twenty days following written notice by the Indemnified Party that payment of such amounts to the appropriate Tax Authority is due by the Indemnified Party; provided, that Seller shall not be required to make any payment earlier than two business days before it is due to the appropriate Taxing Authority. In the case of a Tax that is contested in accordance with the provisions of Section 9.03(c), payment of the Tax to the appropriate Tax Authority will not be considered to be due earlier than the date that a final determination to such effect is made by such Taxing Authority or a court or liability for such Tax is otherwise conclusively settled or compromised.

(b)   Seller shall indemnify the Purchaser Indemnitees against and hold them harmless from any Losses attributable to withholding or employment Taxes with respect to wages (including resulting from the erroneous classification of an employee as an independent contractor) for any Tax period or portion thereof that ends on or before the Closing Date, provided that this paragraph (b) shall only apply to the extent that such Taxes exceed in the aggregate $100,000 after which Seller shall be liable for all Losses in excess of such amount.

(c)   Purchaser shall indemnify the Seller Indemnitees against and hold them harmless from any Losses attributable to: (i) all liability for Taxes of the Company and the Subsidiaries for any taxable period ending after the Closing Date (except to the extent such taxable period began before the Closing Date, in which case the indemnity under this Section 9.01(c) shall cover only that portion of any such Taxes that are not for the Pre-Closing Tax Period, as computed in accordance with Section 9.01(d)) and (ii) all liability for Taxes attributable to any action taken after the Closing on the Closing Date outside of the ordinary course of business by Purchaser, any of its affiliates (including the Company or any Subsidiary), or any transferee of Purchaser or any of its affiliates (other than expressly required by applicable law or by this Agreement).

(d)   Straddle Period. In the case of any Straddle Period, (i) real, personal and intangible property Taxes (“Property Taxes”) of the Company and Subsidiaries for the Pre-Closing Tax Period shall be allocated to the Pre-Closing Tax Period on a pro rata daily basis, and (ii) the Taxes of the Company and Subsidiaries (other than Property Taxes) for the Pre-Closing Tax Period shall be computed as if such taxable period ended as of the close of business on the day immediately preceding the Closing Date.

SECTION 9.02.   Other Indemnification. (a) Seller shall indemnify Purchaser and its affiliates, shareholders and subsidiaries (including, following the Closing, the Company and the Subsidiaries) and their respective officers, directors, employees and agents (collectively the “Purchaser Indemnitees”) against and hold them harmless from any and all damages, fines, fees, penalties, deficiencies, losses and expenses, including all interest, court costs and reasonable fees and expenses of attorneys, accountants and other experts and other expenses of litigation or other proceedings or of any claim, default or assessment or pursuit of rights to indemnification (collectively, “Losses”), suffered, incurred or sustained by any of them or to which any of them becomes subject, to the extent resulting from, arising out of or relating to (i) any breach of any representation or warranty of Seller contained in this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) any employee benefit obligations retained by Seller or any of its affiliates (other than the Company and the Subsidiaries) pursuant to Article VII and (iv) the failure of the Shares to be validly issued and outstanding as of the Closing Date.

(b)   Purchaser shall indemnify Seller and its affiliates, shareholders and subsidiaries and their respective officers, directors, employees and agents (collectively, the “Seller Indemnitees”) against and hold them harmless from any and all Losses suffered, incurred or sustained by any of them or to which any of them becomes subject, to the extent resulting from, arising out of or relating to (i) any breach of any representation of Purchaser contained in this Agreement, (ii) any breach of any covenant or agreement of Purchaser contained in this Agreement and (iii) any employee benefit obligations assumed or retained by Purchaser or required to be assumed or retained by the Company or any Subsidiary pursuant to Article VII.

SECTION 9.03.   Indemnification Procedures. (a) Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment (in each case other than with respect to Taxes) for which indemnity may be sought under Section 9.02 (a “Third Party Claim”) or such Indemnified Party has a reasonable basis to believe that there are grounds for a Third Party Claim to be asserted against it, and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of any relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have 60 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice. At any time prior to the Indemnifying Party’s delivery of any notice to assume the defense of a Third Party Claim, the Indemnified Party may file any motion, answer or other pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to avoid a default judgment. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The parties will use their commercially reasonable efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(b)   Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim being asserted against or sought to be collected from the Indemnified Party, giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is actually prejudiced thereby. The Indemnifying Party will have 60 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(c)   Procedures Relating to Indemnification of Tax Claims. (i) If one party is responsible for the payment of Taxes pursuant to Sections 9.01 or 9.02 of this Agreement (the “Tax Indemnifying Party”), and the other party to this Agreement (the “Tax Indemnified Party”) receives a notice of deficiency, proposed adjustment, adjustment, assessment, audit, examination, suit, dispute or other claim (a “Tax Claim”) with respect (in whole or in part) to such Taxes, the Tax Indemnified Party shall promptly notify the Tax Indemnifying Party in writing of such Tax Claim. No failure or delay on the part of the Tax Indemnified Party to give notice to the Tax Indemnifying Party shall reduce or otherwise affect the obligations or liabilities of the Tax Indemnifying Party pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected the Tax Indemnifying Party’s ability to defend against any liability or claim for Taxes that the Tax Indemnifying Party is obligated to pay hereunder.

(ii)   The Tax Indemnifying Party shall assume and control the applicable audit or examination and the defense of a Tax Claim involving any Taxes for which it has an obligation to indemnify the Tax Indemnified Party pursuant to Sections 9.01 or 9.02 of this Agreement. The preceding sentence shall not apply to the extent the Tax Indemnifying Party has potential liability of less than 50% of the total potential liability of such Tax Claim. The party controlling the applicable audit or examination and the defense of the Tax Claim shall be referred to herein as the “Controlling Party” and the other party shall be referred to herein as the “Non-Controlling Party.” The Non-Controlling Party and its affiliates agree to cooperate with the Controlling Party in pursuing such contest, including execution of any powers of attorney in favor of the Controlling Party. Notwithstanding anything in this Agreement to the contrary, the Controlling Party shall keep the Non-Controlling Party informed of all material developments and events relating to such Tax Claim and the Non-Controlling Party, at its own cost and expense and with its own counsel, shall have the right to participate in (but not control) the applicable audit or examination and defense of such Tax Claim. The Controlling Party shall not settle or otherwise compromise any Tax Claim if such settlement or compromise could reasonably be expected to have the effect of materially increasing the Tax liability of the Non-Controlling Party without the consent of the Non-Controlling Party, such consent not to be unreasonably withheld.

If Controlling Party elects not to assume and control the applicable audit or examination and the defense of a Tax Claim, the Non-Controlling Party may pursue contest of or settle or otherwise compromise such Tax Claim, at Controlling Party’s sole expense.

Notwithstanding the foregoing, in no case shall any Non-Controlling Party settle or otherwise compromise (or extend the statute of limitations for) any Tax Claim without the Controlling Party’s prior written consent. Further, in no case shall any Tax Indemnified Party settle or otherwise compromise (or extend the statute of limitations for) any Tax Claim for which the Tax Indemnifying Party will have an obligation to indemnify without the Tax Indemnifying Party’s prior written consent. Neither party shall settle a Tax Claim relating solely to Income Taxes of the Non-Controlling Party or any of its subsidiaries for a Straddle Period without the other party’s prior written consent.

Whether or not the Non-Controlling Party chooses to participate in the defense of any Tax Claim, all of the parties hereto shall cooperate in the defense thereof.

SECTION 9.04.   Limitations on Indemnification. (a) The aggregate liability of Seller pursuant to clauses (i) and (ii) of Section 9.02(a) (in the case of clause (ii) of Section 9.02(a), only with respect to breaches of covenants or agreements contained in Sections 5.01, 5.02 or 5.04 that occur prior to the Closing) and the aggregate liability of Purchaser pursuant to clauses (i) and (ii) of Section 9.02(b) (in the case of clause (ii) of Section 9.02(b), only with respect to breaches of covenants or agreements contained in Sections 5.01, 5.02 or 5.04 that occur prior to Closing) (such clauses of Sections 9.02(a) and 9.02(b) as so qualified in the case of clause (ii) of each such Section, collectively, the “Limited Indemnity Provisions”) for claims for indemnification asserted in a notice delivered pursuant to Section 9.03

(i)   prior to the date that is six months after the Closing Date, shall not exceed 20% of the Purchase Price,

(ii)   on or after the date that is six months after the Closing Date and prior to the date that is nine months after the Closing Date, shall not exceed, taken together with the aggregate liability of such party pursuant to the Limited Indemnity Provisions for claims asserted in notices delivered prior to the date that is six months after the Closing Date, 10% of the Purchase Price, and

(iii)   on or after the date that is nine months after the Closing Date and prior to the date that is twelve months after the Closing Date (or, in the case of a claim with respect to a breach of any representation and warranty contained in Section 3.10, prior to the date that is 60 days following the expiration of the applicable statute of limitations), shall not exceed, taken together with the aggregate liability of such party pursuant to the Limited Indemnity Provisions for claims asserted in notices delivered prior to the date that is nine months after the Closing Date, 5% of the Purchase Price;

provided, further, that in no event shall the aggregate liability of Seller or Purchaser for claims for indemnification pursuant to the Limited Indemnity Provisions exceed 20% of the Purchase Price no matter when the notices asserting the claims therefor are delivered. For purposes of determining the limitation under the foregoing sentence applicable to any claim for indemnification, a notice of such claim shall not be deemed delivered unless such notice states in reasonable detail the basis of such claim.

(b)   Neither Seller nor Purchaser shall have any liability for any claim for indemnification pursuant to the Limited Indemnity Provisions unless such claim is asserted in a notice (stating in reasonable detail the basis of such claim) delivered pursuant to Section 9.03 prior to the date that is twelve months after the Closing Date or, in the case of a claim with respect to a breach of any representation and warranty contained in Section 3.10, prior to the date that is 60 days following the expiration of the applicable statute of limitations. Seller shall not have any liability for any claim for indemnification pursuant to clause (iv) of Section 9.02(a) unless such claim is asserted in a notice (stating in reasonable detail the basis of such claim) delivered pursuant to Section 9.03 prior to the date that is sixty months after the Closing Date.

(c)   Neither Seller nor Purchaser shall be required to indemnify or hold harmless any person with respect to any claim for indemnification pursuant to the Limited Indemnity Provisions (x) unless and until the aggregate Losses of the Purchaser Indemnities, in the case of Seller, or the Seller Indemnitees, in the case of Purchaser, in respect of all such claims exceed $5,000,000, after which such party shall be liable for all Losses in excess of such amount, and (y) for any individual items (or group of substantially related items) where the loss relating thereto is less than $100,000 and such items (or group of substantially related items) shall not be aggregated for purposes of the immediately preceding clause (x).

(d)   Except as otherwise specifically provided in this Agreement or in any Ancillary Agreement, Purchaser acknowledges that its sole and exclusive remedy with respect to any and all claims relating to this Agreement and the Ancillary Agreements, the Acquisition and the other transactions contemplated hereby and thereby, the Company or any Subsidiary and its assets and liabilities (other than claims of, or causes of action arising from, fraud, or actions seeking specific performance of Section 5.03(b) or Section 5.13) shall be pursuant to the indemnification provisions set forth in this Article IX. In furtherance of the foregoing, Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud, or actions seeking specific performance of Section 5.03(b) or Section 5.13) it may have against Seller arising under or based upon this Agreement, any Ancillary Agreement, any document or certificate delivered in connection herewith, any Applicable Law (including any relating to environmental matters), common law or otherwise (except pursuant to the indemnification provisions set forth in this Article IX).

(e)   Neither party hereto shall be liable to the other for any special, incidental, consequential or punitive damages (including loss of profits, loss of use, damage to goodwill or loss of business) claimed by such other party resulting from such first party’s breach of its representations, warranties, covenants or agreements hereunder. In no event shall Seller be obligated to indemnify the Purchaser Indemnitees or any other person with respect to any matter to the extent that such matter was reflected in the calculation of the adjustment to the Closing Date Amount, if any, pursuant to Section 1.04(c).

SECTION 9.05.   Calculation of Losses. The amount of any Losses for which indemnification is provided under this Article IX shall be computed net of any insurance proceeds received by the Indemnified Party in connection with such Losses. If the amount with respect to which any claim is made under this Article IX (an “Indemnity Claim”) gives rise to the party making the claim an actual Tax Benefit (as defined below), the indemnity payment shall be reduced by the amount of the Tax Benefit available to the party making the claim. To the extent such Indemnity Claim does not give rise to an actual Tax Benefit, if the amount with respect to which any Indemnity Claim is made gives rise to a Tax Benefit that is realized within five years of the close of the taxable year that includes the year of the Loss subject to this Section 9.05 to the party that made the claim, such party shall refund to the Indemnifying Party the amount of such Tax Benefit when, as and if realized. For the purposes of this Agreement, any subsequently realized Tax Benefit shall be treated as though it were a reduction in the amount of the initial Indemnity Claim, and the liabilities of the parties shall be redetermined as though both occurred at or prior to the time of the indemnity payment. For purposes of this Section 9.05, a “Tax Benefit” means an amount by which the Income Tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant Taxing Authority. Where a party has other losses, deductions, credits or items available to it, the determination of any Tax Benefit shall be calculated by comparing the Income Tax liability of the Indemnified Party, computed without regard to any losses, deductions, credits or items relating to the Indemnity Claim, to the Income Tax liability of the Indemnified Party, computed after taking into account any losses, deductions, credits or items relating to the Indemnity Claim. In the event that there should be a determination disallowing the Tax Benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 9.05. The amount of the refunded reduction or payment shall be deemed a payment under this Section 9.05 and thus shall be paid subject to any applicable reductions under this Section 9.05. Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its affiliates causes any such payment not to be treated as an adjustment to the Purchase Price for United States Federal income purposes.

ARTICLE X

General Provisions

SECTION 10.01.   No Additional Representations; Survival of Representations. (a) Purchaser acknowledges that (i) none of Seller, the Company or any other person has made any representation or warranty, expressed or implied, as to the Company or any Subsidiary or the accuracy or completeness of any information regarding the Company and the Subsidiaries furnished or made available to Purchaser and its representatives, except as expressly set forth in this Agreement, (ii) Purchaser has not relied on any representation or warranty from Seller or any other person in determining to enter into this Agreement, except as expressly set forth in this Agreement, and (iii) none of Seller or any other person shall have or be subject to any liability to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information, including the Project Learning Data Pack prepared by Goldman Sachs & Co. dated December 2004 and any information, documents or material made available to Purchaser in any virtual or physical “data rooms”, management presentations or in any other form in expectation of the transactions contemplated hereby.

(b)   The representations and warranties contained in this Agreement shall survive in full force and effect solely for the purpose of indemnification under Article IX until the first anniversary of the Closing Date (except that the representations and warranties contained in Section 3.10 shall survive solely for the purpose of indemnification under Article IX for 60 days following the expiration of the applicable statute of limitations); provided, however, that if a claim for indemnification under a representation or warranty stating in reasonable detail the basis of such claim is delivered to the applicable Indemnifying Party prior to the first anniversary of the Closing Date (or, in the case of a claim with respect to a breach of any representation and warranty in Section 3.10, prior to the date that is 60 days following the expiration of the applicable statute of limitations), such representation and warranty shall continue to survive solely for the purposes of such claim until such claim has been satisfied or resolved.

SECTION 10.02.   Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any party without the prior written consent of the other parties hereto, except that rights under this Agreement shall be assignable by Purchaser in whole or in part to one or more of its subsidiaries (provided that (i) no such assignment shall release Purchaser from its obligations hereunder and (ii) such assignment shall only be effective to the extent the assignee remains a subsidiary of Purchaser). Any attempted assignment in violation of this Section 10.02 shall be void.

SECTION 10.03.   No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 10.04.   Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or confirmed facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

    (i)    if to Purchaser,

    c/o Pearson Inc.
    1330 Avenue of the Americas
    New York, NY  10019

Attention: Phillip J. Hoffman

Facsimile: (212) 641-2532

with a copy to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178

Attention: Charles E. Engros, Jr., Esq.

Facsimile: (212) 309-6001

(ii)    if to Seller,

Weekly Reader Corporation
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020

Attention: Christopher Minnetian

Facsimile: (212) 218-4699

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019

Attention: Peter S. Wilson, Esq.

Facsimile: (212) 474-3700

SECTION 10.05.   Interpretation; Exhibits and Schedules; Certain Definitions. (a) The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any matter set forth in any provision, subprovision, section or subsection of the Disclosure Schedule shall be deemed set forth in other provisions, subprovisions, sections or subsections of the Disclosure Schedule to the extent relevant and reasonably apparent. For purposes of determining whether any representation and warranty has been breached, any items not set forth in the Disclosure Schedule shall not be aggregated with items set forth in the

Disclosure Schedule when determining if such items not set forth in the Disclosure Schedule have had or would be reasonably likely to have, individually or in the aggregate, a Seller Material Adverse Effect or a Company Material Adverse Effect. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning as defined in this Agreement. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)   For all purposes hereof:

“affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

“Company Material Adverse Effect” means any change or event that has a material and adverse effect on the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be considered in determining whether there has been a “Company Material Adverse Effect”: (i) any change relating to United States or foreign economies in general or the Company’s and the Subsidiaries’ industries in general which, in each such case, does not disproportionately affect the Company and the Subsidiaries, taken as a whole, or (ii) any disruption to the Company’s and the Subsidiaries’ business as a result of the announcement by Seller of its intention to sell the Company or the execution of this Agreement and the consummation of the transactions contemplated hereby.

“Credit Facilities” means, collectively, (i) the credit facilities governed by the Credit Agreement, dated as of March 29, 2004, among Seller, CompassLearning, Inc., WRC Media Inc., Credit Suisse First Boston, Bank of America, N.A. and General Electric Capital Corporation and (ii) the credit facilities governed by the Second Lien Credit Agreement, dated as of March 29, 2004, among Seller, CompassLearning, Inc., WRC Media Inc., Credit Suisse First Boston, Bank of America, N.A. and General Electric Capital Corporation.

“including” means including, without limitation.

“knowledge of Seller” means the actual knowledge of Ralph D. Caulo, Richard Nota, Kevin Brueggeman, Joe Fraulo and Mark Lawless.

“person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

“subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person or by another subsidiary of such first person.

(c)   The following terms have the meanings given such terms in the sections set forth below:

Term	Section

“Accounting Firm”	1.04(b)
“Accounts Receivable”	1.04(d)
“Acquisition”	1.01
“Adjusted Purchase Price”	1.04(c)
“Agreement”	Preamble
“Affiliated Group”	3.10(b)
“Ancillary Agreements”	2.02
“Applicable Law”	2.03
“Applicable Percentage”	1.04(d)
“Audited Financial Statements”	3.04(a)
“Audited Balance Sheet”	3.04(a)
“Balance Sheet Principles”	1.04(d)
“Benefit Plans”	3.12(a)
“Closing”	1.02
“Closing Accounts Receivable”	1.04(a)
“Closing Date”	1.02
“Closing Date Amount”	1.03(b)
“Closing Tangible Net Worth”	1.04(a)
“Code”	3.10(a)
“Commonly Controlled Entity”	3.12(a)
“Company”	Recitals
“Company Benefit Plan”	3.12(a)
“Company Contracts”	3.08(b)
“Company Intellectual Property”	3.07(a)
“Company-Owned Intellectual Property”	3.07(a)
“Company Pension Plan”	3.12(c)
“Confidential Information”	3.07(g)
“Confidentiality Agreement”	5.03(a)
“Consent”	2.03
“Continuation Period”	7.04
“Contract”	2.03
“Controlling Party”	9.03(c)
“Covered Employee Liabilities”	7.02
“Disclosure Schedule”	Article II
“DOJ”	5.04(b)
“Environmental Laws”	3.14(b)
“Exchange Act”	2.03
“Financing”	4.06
“FTC”	5.04(b)

“GAAP”	1.04(d)
“Governmental Entity”	2.03
“Hazardous Materials”	3.14(b)
“HSR Act”	2.03
“Income Tax”	3.10(a)
“Indemnified Party”	9.03(a)
“Indemnifying Party”	9.03(a)
“Indemnity Claim”	9.05
“Intellectual Property”	3.07(g)
“Judgment”	2.03
“July A/R Amount”	1.04(a)
“Lease”	3.06
“Leased Property”	3.06
“Liens”	3.05(a)
“Limited Indemnity Provisions”	9.04(a)
“Losses”	9.02(a)
“Non-Controlling Party”	9.03(c)
“Notice of Disagreement”	1.04(b)
“Plan”	3.12(a)
“Pension Plan”	3.12(a)
“Permits”	3.14(a)
“Permitted Business”	5.13(b)
“Permitted Liens”	3.05(a)
“Post-Closing Tax Period”	3.10(a)
“Pre-Closing Health Care Claims”	7.05(f)
“Pre-Closing Service”	7.03
“Pre-Closing Tax Period”	3.10(a)
“Proceeding”	3.11
“Property Taxes”	9.01(d)
“Purchase Price”	1.01
“Purchaser”	Preamble
“Purchaser Indemnitees”	9.02(a)
“Purchaser Material Adverse Effect”	4.01
“Purchaser Statement”	1.04(a)
“Purchaser’s Reimbursement Plans”	7.06(b)
“Purchaser’s Severance Policies”	7.07
“Purchaser’s Welfare Plans”	7.06(a)
“Purchaser’s 401(k) Plan”	7.05(a)
“Records”	5.11
“Restricted Business”	5.13(b)
“Restricted Tests”	5.13(b)
“Restricted Texts”	5.13(b)
“Retention Program”	7.11
“Seller”	Preamble
“Seller Benefit Plan”	3.12(a)
“Seller Indemnitees”	9.02(b)

“Seller Material Adverse Effect”	2.01
“Seller Parent”	3.04(d)
“Seller Plan Liabilities”	7.02
“Seller Statement”	1.04(a)
“Seller’s Incentive Plans”	7.08
“Seller’s Reimbursement Plan”	7.06(b)
“Seller’s 401(k) Plan”	3.12(b)
“Seller’s Welfare Plans”	7.06(a)
“Shares”	Recitals
“Software”	3.07(g)
“Statement”	1.04(a)
“Straddle Period”	5.07(b)
“Subsidiary”	3.01(a)
“Tax”	3.10(a)
“Tax Benefit”	9.05
“Tax Claim”	9.03(c)
“Tax Indemnified Party”	9.03(c)
“Tax Indemnifying Party”	9.03(c)
“Tax Return”	3.10(a)
“Taxing Authority”	3.10(a)
“Tangible Net Worth”	1.04(d)
“Third Party Claim”	9.03(a)
“TNW Amount”	1.04(c)
“Total Liabilities”	1.04(d)
“Total Tangible Assets”	1.04(d)
“Transferred Employee”	7.01
“Transitional Services Agreement”	5.12
“Trigger Date”	1.04(b)
“Unaudited Balance Sheet”	3.04(b)
“Unaudited Financial Statements”	3.04(b)
“Voting Company Debt”	3.02(a)
“Welfare Plan”	3.12(a)

SECTION 10.06.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 10.07.   Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement, along with the Schedules and Exhibits thereto, contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements or the Confidentiality Agreement.

SECTION 10.08.   Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other persons or circumstances.

SECTION 10.09.   Consent to Jurisdiction. Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this Section 10.09. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 10.10.   Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State, except to the extent that the Minnesota Business Corporation Act is mandatorily applicable.

SECTION 10.11.   Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, any Ancillary Agreement or any transaction contemplated hereby or thereby. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Ancillary Agreements, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.11.

SECTION 10.12.   Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any provision contained in Section 5.03 or 5.13 was not performed in accordance with the terms thereof and that the parties hereto shall be entitled to specific performance of the terms thereof in addition to any other remedy available to them at law or in equity.

          IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

WEEKLY READER CORPORATION,

by	/s/
Name: Richard Nota
Title: Executive Vice President, Operations

PEARSON EDUCATION, INC.,

by	/s/
Name: Philip Hoffman
Title:

          The undersigned irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, all monetary (including indemnification) obligations of Purchaser under this Agreement.

PEARSON, INC.,

by	/s/
Name: Philip Hoffman
Title: